Execution Copy

ARRANGEMENT AGREEMENT

Solitario Exploration & Royalty Corp.

- and -

ZAZU METALS CORPORATION

April 26, 2017

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Article 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Currency	15
1.3 Interpretation Not Affected by Headings	15
1.4 Knowledge	16
1.5 Extended Meanings, Etc.	16
1.6 Date of any Action	16
1.7 Schedules	16
Article 2 THE ARRANGEMENT	17
2.1 The Arrangement	17
2.2 Implementation Steps by Zazu	17
2.3 Implementation Steps by Solitario	19
2.4 Interim Order	20
2.5 Circulars	21
2.6 Court Proceedings	24
2.7 Dissenting Zazu Shareholders	24
2.8 List of Securityholders	24
2.9 Securityholder Communications	25
2.10 Payment of Consideration	25
2.11 U.S. Securities Law Matters	25
2.12 U.S. Tax Matters	26
2.13 Employees and Change of Control Payments	27
2.14 Withholding Taxes	27
Article 3 REPRESENTATIONS AND WARRANTIES	28
3.1 Representations and Warranties of Zazu	28
3.2 Representations and Warranties of Solitario	28
3.3 Survival of Representations and Warranties	28
Article 4 COVENANTS	28
4.1 Covenants of Zazu Regarding the Conduct of Business	28
4.2 Access to Information	35
4.3 Covenants of Zazu Regarding the Arrangement	35
4.4 Covenants of Solitario Regarding the Conduct of Business	37
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4.5 Covenants of Solitario Regarding the Arrangement	40
4.6 Mutual Covenants	41
4.7 Covenants Related to Regulatory Approvals	41
4.8 Indemnification and Insurance	42
4.9 Reorganization	43
4.10 Disclosure Letters	44
Article 5 ADDITIONAL AGREEMENTS	44
5.1 Acquisition Proposals	44
5.2 Expenses and Termination Fee	49
Article 6 TERMINATION	51
6.1 Termination	51
6.2 Void upon Termination	53
6.3 Notice and Cure Provisions	53
Article 7 CONDITIONS PRECEDENT	54
7.1 Mutual Conditions Precedent	54
7.2 Additional Conditions Precedent to the Obligations of Zazu	55
7.3 Additional Conditions Precedent to the Obligations of Solitario	56
Article 8 GENERAL	58
8.1 Notices	58
8.2 Assignment	59
8.3 Benefit of Agreement	59
8.4 Time of Essence	60
8.5 Public Announcements	60
8.6 Governing Law; Attornment; Service of Process	60
8.7 Entire Agreement	60
8.8 Amendment	60
8.9 Waiver and Modifications	61
8.10 Severability	61
8.11 Mutual Interest	62
8.12 Further Assurances	62
8.13 Injunctive Relief	62
8.14 No Personal Liability	62
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8.15 Counterparts	62
SCHEDULE "A" FORM OF PLAN OF ARRANGEMENT	A-1
SCHEDULE "B" ARRANGEMENT RESOLUTION	B-1
SCHEDULE "C" SHARE ISSUANCE RESOLUTION	C-1
SCHEDULE "D" REPRESENTATIONS AND WARRANTIES OF ZAZU	D-1
SCHEDULE "E" REPRESENTATIONS AND WARRANTIES OF SOLITARIO	E-1

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of April 26, 2017

BETWEEN

Solitario Exploration & Royalty Corp.,

a corporation incorporated under the laws of the State of Colorado
("Solitario")

- and -

ZAZU METALS CORPORATION,

a corporation incorporated under the laws of Canada
("Zazu").

WHEREAS Solitario proposes to acquire all of the outstanding securities of Zazu pursuant to the Arrangement, as provided in this Agreement;

AND WHEREAS the Zazu Board (as defined herein) has unanimously determined that the Arrangement is fair, from a financial point of view, to the Zazu Shareholders (as defined herein) and that the Arrangement is in the best interests of Zazu and has unanimously resolved, subject to the terms of this Agreement, to recommend that the Zazu Shareholders vote in favour of the Arrangement Resolution;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

Article 1
INTERPRETATION

1.1              Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith:

"Acceptable Confidentiality Agreement" means the confidentiality agreement between Zazu and a third party other than Solitario: (i) that is entered into in accordance with Section 5.1(c) hereof; (ii) that contains confidentiality restrictions that are no less favourable to Zazu than those set out in the Confidentiality Agreement; (iii) that contains a standstill provision that has a duration of at least one year and which, among other things, (A) only permits the third party to, either alone or jointly with others, make an Acquisition Proposal to the Zazu Board that is not publicly announced, and (B) restricts the third party from acquiring, or publicly announcing an intention to acquire, any securities or assets of Zazu (other than pursuant to a Superior Proposal); (iv) that identifies the number of Zazu Shares currently owned or controlled by the third party; and (v) which may not include any provision granting an exclusive right to negotiate with Zazu;

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"Acquisition Agreement" means any letter of intent, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding with respect to any Acquisition Proposal but does not include an Acceptable Confidentiality Agreement;

"Acquisition Proposal" means, excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction involving only Zazu, after the date of this Agreement whether or not in writing, any:

(a)	bona fide proposal inquiry or offer with respect to: (i) any direct or indirect acquisition by any person or group of persons of Zazu Shares (or securities convertible into or exchangeable or exercisable for Zazu Shares) representing 20% or more of the Zazu Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Zazu Shares); (ii) any plan of arrangement, amalgamation, merger, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination in respect of Zazu or any of its subsidiaries; or (iii) any direct or indirect acquisition by any person or group of persons of any assets of Zazu and/or any interest in one or more of its subsidiaries (including shares or other equity interests of subsidiaries) that are or that hold the Zazu Properties or that individually or in the aggregate constitute or hold 20% or more of the fair market value of the assets of Zazu (or any lease, license, royalty, joint venture, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions,
(b)	public announcement of or of an intention, to do any of the foregoing, or
(c)	modification or proposed modification of any such proposal, inquiry or offer, in each case whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving Zazu or any of its subsidiaries;

"affiliate" and "associate" have the meanings respectively ascribed thereto under the Securities Act;

"Agreement" means this Agreement (including the Schedules attached hereto and the Zazu Disclosure Letter and the Solitario Disclosure Letter) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

"Alternative Transaction" has the meaning ascribed thereto in Section 4.3(b);

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"Annual Financial Statements" means the audited consolidated financial statements of Zazu as at, and for the years ended, December 31, 2016 and December 31, 2015 (including the notes thereto and the reports by Zazu's auditors thereon);

"Arrangement" means an arrangement under the provisions of Section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement as amended from time to time in accordance with its terms;

"Arrangement Resolution" means the resolution to be considered and, if thought fit, passed by the Zazu Shareholders at the Zazu Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

"Articles of Arrangement" has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

"Authorization" means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, by any Governmental Authority and includes any Environmental Permit;

"Bongará Project" means Solitario's joint venture with Brazilian company Minera Milpo on the Bongará high-grade zinc project in Northern Peru as described in the Solitario Disclosure Record;

"Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia, Denver, Colorado or Toronto, Ontario are authorized or required by applicable Law to be closed;

"Capital Reduction Resolution" means a special resolution of the Zazu Shareholders reducing its stated capital attributable to the Zazu Shares by an amount that is not represented by realizable assets in accordance with Section 38 of the CBCA;

"CBCA" means the Canada Business Corporations Act and the regulations made thereunder;

"Change of Recommendation" has the meaning ascribed thereto in Section 6.1(c)(i);

"Circular" means the notice of meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to the Zazu Shareholders in connection with the Zazu Meeting, including any amendments or supplements thereto;

"Claim" means (i) any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative; or (ii) any appeal or application for review; at Law or in equity or by any Governmental Authority;

"Code" means the United States Internal Revenue Code of 1986, as amended;

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"commercially reasonable efforts" with respect to any Party means the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without payment or incurrence of any liability or obligation, other than reasonable expenses;

"Confidentiality Agreement" means the confidentiality agreement dated as of June 21, 2016 between Zazu and Solitario;

"Consideration" means the consideration to be received pursuant to the Plan of Arrangement equal to 0.3572 of a Solitario Share in respect of each Zazu Share that is issued and outstanding immediately prior to the Effective Time;

"Consideration Shares" means the Solitario Shares to be issued pursuant to or as a result of the Arrangement;

"Contract" means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which a Party, or any of its subsidiaries, is a party or by which a Party, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

"Convertible Debenture" means the principal amount US$1.5 million convertible debenture of Zazu issued to Solitario on the date hereof, which is convertible into Zazu Shares at a price of US$0.22 per share;

"Court" means the Ontario Superior Court of Justice;

"Depositary" means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Zazu Shares for the Consideration in connection with the Arrangement;

"Diligence Information" means, together, the Solitario Diligence Information and the Zazu Diligence Information;

"Director" means the Director appointed pursuant to Section 260 of the CBCA;

"Dissent Rights" has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

"Dissenting Zazu Shareholder" has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

"Effective Date" has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

"Effective Time" has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

"Employment Agreements" means the executive employment agreements, consulting agreements and other similar agreements listed in Section 27 of the Zazu Disclosure Letter;

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"Environment" means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource);

"Environmental Approvals" means all permits, certificates, licences, consents, orders, grants, instructions, registrations, directions, approvals, waivers, exemptions or other authorizations issued or required by, or program participation requirements with or from, any Governmental Authority pursuant to any Environmental Law;

"Environmental Laws" means applicable Laws aimed at or relating to reclamation or restoration of properties; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances;

"Environmental Permits" means all Permits or program participation requirements with or from any Governmental Authority under any Environmental Laws;

"Fairness Opinion Provider to Zazu" means Evans and Evans, Inc.;

"Final Order" means the order of the Court approving the Arrangement under Section 192(4) of the CBCA, in form and substance acceptable to Zazu and Solitario, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both Zazu and Solitario, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both Zazu and Solitario, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

"Financial Advisor to Zazu" means Haywood Securities Inc.;

"Financial Advisor to Solitario" means Maxit Capital LP;

"Financial Statements" means the Annual Financial Statements;

"Governmental Authority" means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, commission, board or authority of any government, governmental body, quasi- governmental or private body (including the TSXV, TSX, NYSE MKT or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

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"Hazardous Substances" means any chemical, material or other substance in any form, whether solid, liquid or gaseous or any combination thereof, whether waste material, raw material, finished product, intermediate product or by-product, that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Environment Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls ("PCBs"), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material;

"IFRS" means International Financial Reporting Standards as incorporated in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis;

"Indemnified Parties" has the meaning ascribed thereto in Section 4.8(a);

"Interim Order" means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Section 2.2(a), after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares and the Replacement Options issued or deemed to be issued pursuant to the Arrangement, in form and substance acceptable to Zazu and Solitario, each acting reasonably, providing for, among other things, the calling and holding of the Zazu Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of both Zazu and Solitario, each acting reasonably;

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which Zazu directly or indirectly holds voting shares, equity interests or other rights of participation but which is not a subsidiary of Zazu, and any subsidiary of any such entity;

"Laws" means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term "applicable" with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

"Liens" means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

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"LIK Project" means Zazu's current 50% interest in the LIK property, located in Northern Alaska, in a joint venture with Teck Resources Limited, with Zazu having the right to increase its interest to 80% by meeting certain spending commitments by 2018;

"Litigation" has the meaning ascribed thereto in Section 4.1(m);

"Material Properties" means the LIK Project, as described in the Zazu Disclosure Record;

"material fact" has the meaning attributed to such term under the Securities Act;

"MI 61-101" means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

"misrepresentation" has the meaning attributed to such term under the Securities Act; "Money Laundering Laws" has the meaning ascribed thereto in Section 13(d) of Schedule D;

"NI 43-101" means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

"NI 52-109" means National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings;

"NYSE MKT" means the NYSE MKT LLC;

"ordinary course of business", or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person and, in any case, is not unreasonable or unusual in the circumstances of such case in the context of the provisions of this Agreement;

"Outside Date" means July 31, 2017, or such later date as may be agreed to in writing by the Parties;

"Parties" means the parties to this Agreement and "Party" means any one of them;

"Permit" means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

"person" includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

"Plan of Arrangement" means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as amended, modified or supplemented from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Final Order, with the consent of Zazu and Solitario, each acting reasonably;

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"Regulatory Approvals" means rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities;

"Release" means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

"Replacement Options" has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

"Representatives" means, collectively, with respect to a Party, that Party's officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors);

"Returns" means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

"Securities Act" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder;

"Securities Authorities" means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada;

"Securities Laws" means the Securities Act, the U.S. Securities Act, the U.S. Exchange Act, all other applicable Canadian provincial and territorial securities Laws, all applicable state securities Laws in the United States;

"SEDAR" means the System for Electronic Document Analysis Retrieval at www.sedar.com;

"Share Issuance Resolution" means the ordinary resolution of the shareholders of Solitario approving the issuance of the Consideration Shares, either in writing or at the Solitario Meeting substantially in the form and content of Schedule C;

"Solitario Annual Financial Statements" means the audited consolidated financial statements of Solitario as at, and for the years ended, December 31, 2016 and December 31, 2015 (including the notes thereto the reports by the Solitario's auditors thereon);

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"Solitario Balance Sheet" has the meaning ascribed thereto in Section 11 of Schedule E;

"Solitario Board" means the board of directors of Solitario;

"Solitario Diligence Information" means the documents provided or made available to Zazu by Solitario following execution of the Confidentiality Agreement and prior to the execution of this Agreement for the purposes of its due diligence in connection with the Arrangement;

"Solitario Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been executed by Solitario and delivered to Zazu prior to the execution of this Agreement;

"Solitario Disclosure Record" means all documents filed by or on behalf of Solitario on SEDAR since January 1, 2014 and prior to the date hereof that are publicly available on the date hereof;

"Solitario Fairness Opinion" means the opinion of the Solitario Fairness Opinion Provider to the Solitario Board to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be issued to the Zazu Shareholders under the Arrangement is fair, from a financial point of view, to the shareholders of Solitario;

"Solitario Fairness Opinion Provider" means Mackie Research Capital Corporation;

"Solitario Financial Statements" means the Solitario Annual Financial Statements;

"Solitario Group" means collectively, Solitario and each of its subsidiaries;

"Solitario Incentive Plans" means the Solitario Exploration & Royalty Corp. Omnibus Stock and Incentive Plan originally adopted effective June 18, 2013;

"Solitario Material Adverse Effect" means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), prospects or financial condition of Solitario provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following will not be deemed to constitute, and will not be taken into account in determining whether there has been, a Solitario Material Adverse Effect:

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(a)	changes, developments or conditions in or relating to general international, Peruvian, United States or Canadian, political, economic or financial or capital market conditions;
(b)	any change or proposed change in any Laws or the interpretation, application or non-application of any Laws by any Governmental Authority;
(c)	changes or developments affecting the global mining industry in general;
(d)	any changes in the price of zinc, lead or silver;
(e)	any generally applicable changes in U.S. GAAP; or
(f)	a change in the market price of the Solitario Shares as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby;

provided, however, that each of clauses (a) through (c) above will not apply to the extent that any result, fact, change, effect, event, circumstance, occurrence or development referred to therein relate primarily to (or have the effect of relating primarily to) Solitario or disproportionately adversely affect Solitario in comparison to other persons who operate in the zinc, lead and silver mining industry and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and will not be deemed to be, illustrative or interpretive for purposes of determining whether a Solitario Material Adverse Effect has occurred;

"Solitario Material Contract" has the meaning ascribed thereto in Section 26 of Schedule E;

"Solitario Meeting" means the annual and special meeting of the shareholders of Solitario, including any adjournment or postponement thereof, to be called and held for the purpose, amongst other matters, of considering and, if thought fit, approving the Share Issuance Resolution;

"Solitario Mineral Rights" has the meaning ascribed thereto in Section 19(b) of Schedule E;

"Solitario Options" means, at any time, options to acquire Solitario Shares granted pursuant to the Solitario Incentive Plans which are, at such time, outstanding and unexercised, whether or not vested;

"Solitario Properties" means any and all properties in which Solitario or any of its subsidiaries owns or holds any right, title or interest as detailed in Section 19(a) of the Solitario Disclosure Letter;

"Solitario Proxy Statement" means the notice of meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to the shareholders of Solitario in connection with the Solitario Meeting, including any amendments or supplements thereto;

"Solitario Real Property Interests" has the meaning ascribed thereto in Section 19(a) of Schedule E;

"Solitario Senior Management" means the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Solitario;

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"Solitario Shareholder Approval" means the approval by the shareholders of Solitario of the Share Issuance Resolution at the Solitario Meeting;

"Solitario Shares" means common shares in the capital of Solitario;

"Solitario Support Agreements" means the voting and support agreements made between Solitario, Zazu and the officers and directors of Solitario and other voting and support agreements that may be entered into after the date hereof by Solitario and other holders of Solitario Shares, which agreements provide that such shareholders will, among other things, vote all Solitario Shares of which they are the registered or beneficial holder or over which they have control or direction, in favour of the Share Issuance Resolution and not dispose of their Solitario Shares;

"Solitario Technical Report" has the meaning ascribed thereto in Section 23(b) of Schedule E;

"Solitario Termination Fee Event" has the meaning ascribed thereto in Section 5.2(c);

"subsidiary" means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;
(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and
(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

"Superior Proposal" means any unsolicited bona fide Acquisition Proposal made in writing on or after the date of this Agreement by an arm's length third party (other than Solitario and its affiliates) to acquire not less than all of the outstanding Common Shares or all or substantially all of the assets of Zazu on a consolidated basis that did not result from a breach of Article 5 and which or in respect of which:

(a)	the Zazu Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal (including time to completion and shareholder vote requirements), if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Zazu Shareholders from a financial point of view than the Arrangement (taking into account any amendments to this Agreement and the Arrangement proposed by Solitario pursuant to Section 5.1(f));

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(b)	if it relates to the acquisition of outstanding Zazu Shares the consideration paid for the Zazu Shares is made available to all of the Zazu Shareholders on the same terms and conditions;
(c)	is not subject to any financing condition and in respect of which it has been demonstrated to the Zazu Board, acting in good faith, that adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;
(d)	is not subject to any due diligence condition;
(e)	the Zazu Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal;
(f)	in the event that Zazu does not have the financial resources to pay the Termination Fee, the terms of such Acquisition Proposal provide that the person making such Superior Proposal will advance or otherwise provide Zazu the cash required for Zazu to pay the Termination Fee and such amount will be advanced or provided on or before the date such Termination Fee becomes payable; and
(g)	complies with applicable Law;

"Superior Proposal Notice Period" has the meaning ascribed thereto in Section 5.1(f)(ii);

"Supporting Zazu Shareholders" means the persons who are party to the Zazu Support Agreements, other than Solitario;

"Surviving Corporation" means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of Zazu with or into one or more other entities (pursuant to a statutory procedure or otherwise);

"Tax" or "Taxes" means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valoram taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker's compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof;

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"Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

"Technical Report" has the meaning ascribed thereto in Section 22(b) of Schedule D;

"Termination Fee" has the meaning ascribed thereto in Section 5.2(b);

"TSX" means the Toronto Stock Exchange;

"TSXV" means the TSX Venture Exchange;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

"U.S. GAAP" means United States generally accepted accounting principles;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

"U.S. Treasury Regulations" means the treasury regulations under the Code;

"Zazu Balance Sheet" has the meaning ascribed thereto in Section 10 of Schedule D;

"Zazu Benefit Plans" has the meaning ascribed thereto in Section 30 of Schedule D;

"Zazu Board" means the board of directors of Zazu including any committee thereof;

"Zazu Budget" means the budget of Zazu for the period January 1, 2017 to December 31, 2017 attached to the Zazu Disclosure Letter;

"Zazu Diligence Information" means the documents provided or made available to Solitario by Zazu following execution of the Confidentiality Agreement and prior to the execution of this Agreement for the purposes of its due diligence in connection with the Arrangement;

"Zazu Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been executed by Zazu and delivered to Solitario prior to the execution of this Agreement;

"Zazu Disclosure Record" means all documents filed by or on behalf of Zazu on SEDAR since January 1, 2014 and prior to the date hereof that are publicly available on the date hereof;

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"Zazu Fairness Opinion" means the opinion of the Fairness Opinion Provider to Zazu to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Zazu Shareholders under the Arrangement is fair, from a financial point of view, to the Zazu Shareholders;

"Zazu Group" means collectively, Zazu and each of its subsidiaries and their affiliates;

"Zazu Material Adverse Effect" means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), prospects or financial condition of Zazu, provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following will not be deemed to constitute, and will not be taken into account in determining whether there has been, a Zazu Material Adverse Effect:

(a)	changes, developments or conditions in or relating to general international, United States or Canadian, political, economic or financial or capital market conditions;
(b)	any change or proposed change in any Laws or the interpretation, application or non-application of any Laws by any Governmental Authority;
(c)	changes or developments affecting the global mining industry in general;
(d)	any changes in the price of zinc, lead or silver;
(e)	any generally applicable changes in IFRS; or
(f)	a change in the market price of the Zazu Shares as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby;

provided, however, that each of clauses (a) through (c) above will not apply to the extent that any result, fact, change, effect, event, circumstance, occurrence or development referred to therein relate primarily to (or have the effect of relating primarily to) Zazu or disproportionately adversely affect Zazu in comparison to other persons who operate in the zinc, lead and silver mining industry and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and will not be deemed to be, illustrative or interpretive for purposes of determining whether a Zazu Material Adverse Effect has occurred;

"Zazu Material Contract" has the meaning ascribed thereto in Section 26(a) of Schedule D;

"Zazu Meeting" means the special meeting of the Zazu Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Capital Reduction Resolution and the Arrangement Resolution;

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"Zazu Mineral Rights" has the meaning ascribed thereto in Section 18(b) of Schedule D;

"Zazu Optionholder" means a holder of one or more Zazu Options;

"Zazu Options" means, at any time, options to acquire Zazu Shares granted pursuant to the Zazu Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

"Zazu Option Plan" means the stock option plan of Zazu last approved by the Zazu Shareholders on June 27, 2016;

"Zazu Properties" means any and all real properties in which Zazu or any of its subsidiaries owns or holds any right, title or interest, including the Material Properties;

"Zazu Real Property Interests" has the meaning ascribed thereto in Section 18(a) of Schedule D;

"Zazu Securityholders" means, collectively, the Zazu Shareholders and the Zazu Optionholders;

"Zazu Senior Management" means the Chief Executive Officer, the President and the Chief Financial Officer;

"Zazu Shareholder" means a holder of one or more Zazu Shares;

"Zazu Shareholder Approval" has the meaning ascribed thereto in Section 2.4(d);

"Zazu Shares" means the common shares in the capital of Zazu;

"Zazu Support Agreements" means the voting and support agreements made between Solitario and the officers and directors of Zazu and other voting and support agreements that may be entered into after the date hereof by Solitario and other Zazu Shareholders, which agreements provide that such shareholders will, among other things, vote all Zazu Shares of which they are the registered or beneficial holder or over which they have control or direction, in favour of the Arrangement and not dispose of their Zazu Shares; and

"Zazu Termination Fee Event" has the meaning ascribed thereto in Section 5.2(a).

1.2              Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and "$" refers to Canadian dollars.

1.3              Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or on text is inconsistent therewith, references herein to an Article, Section or Schedule by number or letter or both are to that Article, Section or Schedule in or to this Agreement.

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1.4              Knowledge

Any reference in this Agreement to the "knowledge" of Zazu, means to the knowledge and information of Zazu Senior Management after making due inquiry regarding the relevant matter. Any reference in this Agreement to the "knowledge" of Solitario, means to the knowledge and information of the Solitario Senior Management after making due inquiry regarding the relevant matter.

1.5              Extended Meanings, Etc.

Unless the context otherwise requires, words importing the singular number only include the plural and vice versa; words importing any gender include all genders. The terms "including" or "includes" and similar terms of inclusion, unless expressly modified by the words "only" or "solely", mean "including without limiting the generality of the foregoing" and "includes without limiting the generality of the foregoing". Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified, supplemented or consolidated, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6              Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.7              Schedules

The following are the Schedules to this Agreement:

Schedule A - Form of Plan of Arrangement

Schedule B - Arrangement Resolution

Schedule C - Share Issuance Resolution

Schedule D Representations and Warranties of Zazu

Schedule E Representations and Warranties of Solitario

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Article 2

THE ARRANGEMENT

2.1              The Arrangement

(a)	The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement pursuant to which (among other things) each Zazu Shareholder, (other than those Zazu Shareholders who have validly exercised their dissent rights) will receive the Consideration and each Zazu Optionholder will receive Replacement Options. On or prior to the Effective Date, the Articles of Arrangement will be filed with the Director. From and after the Effective Time, the steps to be carried out pursuant to the Arrangement will become effective in accordance with the Plan of Arrangement. The closing of the transactions contemplated hereby and by the Plan of Arrangement will take place at 8:00 a.m. (Toronto time) on the Effective Date at the offices in Toronto, Ontario of Fogler, Rubinoff LLP, or at such other time on the Effective Date or such other place as may be agreed to by the Parties. Subject to the satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 7 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), the Arrangement will be effective at the Effective Time on the Effective Date.
(b)	Subject to compliance with applicable Securities Laws and any other applicable securities Laws, immediately after the execution of this Agreement, or such later time prior to the next opening of markets in Toronto as is agreed to by Solitario and Zazu, the Parties will issue a joint news release announcing the entering into of this Agreement, the support of each of the Solitario Board and the Zazu Board (including the voting intentions of the directors and officers of each of Solitario and Zazu) and the recommendation of each of the Solitario Board and the Zazu Board to the respective shareholders to vote in favour of the Share Issuance Resolution and the Arrangement Resolution, respectively, which news release will be satisfactory in form and substance to each of Solitario and Zazu, each acting reasonably.

2.2              Implementation Steps by Zazu

Zazu covenants in favour of Solitario that, subject to the terms of this Agreement, Zazu will:

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(a)	as soon as reasonably practicable after the execution of this Agreement and, with a target date of May 26, 2017, apply to, and have the hearing for the Interim Order before, the Court pursuant to Section 192(4) of the CBCA for the Interim Order in a manner and form acceptable to Solitario, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;
(b)	lawfully convene and hold the Zazu Meeting in accordance with the Interim Order, Zazu's articles and by-laws and applicable Laws, as soon as reasonably practicable and, with a target date of June 29, 2017, for the purpose of having the Zazu Shareholders consider the Arrangement Resolution, and will not, unless Solitario otherwise consents in writing, adjourn, postpone or cancel the Zazu Meeting or propose to do any of the foregoing except:
(i)	for an adjournment as required for quorum purposes or by applicable Law; or
(ii)	as required under Section 5.1(h) or Section 6.3;

provided, however, that, if the Zazu Meeting is scheduled to occur during a Superior Proposal Notice Period, upon the request of Solitario, Zazu will, adjourn or postpone the Zazu Meeting to (i) a date specified by Solitario that is not later than six Business Days after the date on which the Zazu Meeting was originally scheduled to be held, or (ii) if Solitario does not specify such date to the sixth Business Day after the date on which the Zazu Meeting was originally scheduled to be held;

(c)	solicit from the Zazu Shareholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks (without Solitario's consent) to hinder or delay the Arrangement and the completion of the transactions contemplated by this Agreement, recommend to all Zazu Shareholders that they vote in favour of the Arrangement Resolution, and take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Zazu Shareholders, including, if mutually agreed upon by Zazu and Solitario, retaining a proxy solicitation firm to solicit proxies for the Zazu Meeting and cooperating with any persons engaged by Solitario, to solicit proxies in favour of the approval of the Arrangement Resolution, and (i) permit Solitario to assist and participate in all calls, meetings with such proxy solicitation agent, if any, (ii) provide Solitario with all information distributions or updates from the proxy solicitation agent, if any, (iii) consult with, and consider any suggestions from, Solitario with regards to the proxy solicitation agent, if any, and (iv) consult with Solitario and keep Solitario apprised, with respect to such solicitation and other actions;
(d)	advise Solitario as reasonably requested, and on a daily basis commencing 10 Business Days prior to the Zazu Meeting, as to the aggregate tally of the proxies and votes received in respect of the Zazu Meeting and all matters to be considered at the Zazu Meeting;
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(e)	consult with Solitario in fixing the date of the Zazu Meeting, promptly provide Solitario with any notice relating to the Zazu Meeting and allow Representatives of Solitario to attend the Zazu Meeting;
(f)	promptly advise Solitario of any communication (written or oral) from any Zazu Shareholder in opposition to the Arrangement;
(g)	not change the record date for the Zazu Shareholders entitled to vote at the Zazu Meeting in connection with any adjournment or postponement of the Zazu Meeting unless required by Law;
(h)	subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Zazu Meeting and, in any event, not later than three Business Days thereafter, apply to the Court pursuant to Section 192(4) of the CBCA for the Final Order in a manner and form acceptable to Solitario, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Final Order, and, if at any time after the issuance of the Final Order and on or before the Effective Date, Zazu is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it will do so after prior notice to, and in consultation and cooperation with, Solitario; and
(i)	subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, send to the Director under the CBCA, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be necessary to give effect to the Arrangement.

2.3              Implementation Steps by Solitario

Solitario covenants in favour of Zazu that, subject to the terms of this Agreement, Solitario will:

(a)	cooperate with, assist and consent to Zazu seeking the Interim Order and the Final Order and, subject to Zazu obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date;
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(b)	lawfully convene and hold the Solitario Meeting in accordance with Solitario's constating documents and applicable Laws, as soon as reasonably practicable and, with a target date of June 29, 2017, for the purpose of having the shareholders of Solitario consider the Share Issuance Resolution and will not, unless Zazu otherwise consents in writing, adjourn, postpone or cancel the Solitario Meeting or propose to do any of the foregoing except for an adjournment as required for quorum purposes or by applicable Law. Zazu and Solitario agree to use their commercially reasonably efforts to schedule the Zazu Meeting and the Solitario Meeting to occur on or about the same day;

(c)	solicit from the shareholders of Solitario proxies in favour of the approval of the Share Issuance Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay the Share Issuance Resolution and the completion of the transactions contemplated by this Agreement including using the services of proxy solicitation agents to solicit proxies in favour of the approval of the Share Issuance Resolution, recommend to all shareholders of Solitario that they vote in favour of the Share Issuance Resolution, and take all other actions that are reasonably necessary or desirable to obtain the approval of the Share Issuance Resolution by the shareholders of Solitario;
(d)	advise Zazu as reasonably requested, and on a daily basis commencing 10 Business Days prior to the Solitario Meeting, as to the aggregate tally of the proxies and votes received in respect of the Solitario Meeting and all matters to be considered at the Solitario Meeting;
(e)	consult with Zazu in fixing the date for the Solitario Meeting, promptly provide Zazu with any notice relating to the Solitario Meeting and allow Representatives of Zazu to attend the Solitario Meeting;
(f)	promptly advise Zazu of any communication (written or oral) from any Solitario Shareholder in opposition to the Share Issuance Resolution; and
(g)	not change the record date for the Solitario Shareholders entitled to vote at the Solitario Meeting in connection with any adjournment or postponement of the Solitario Meeting unless required by Law.

2.4              Interim Order

The application referred to in Section 2.2(a) will, unless Zazu and Solitario otherwise agree, include a request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Zazu Meeting and for the manner in which such notice is to be provided;
(b)	for the record date for the purposes of determining the Zazu Shareholders entitled to receive notice of and vote at the Zazu Meeting (which date will be fixed and published by Zazu in consultation with Solitario);
(c)	that the Zazu Meeting may be adjourned or postponed from time to time by Zazu in accordance with the terms of this Agreement without the need for additional approval by the Court;
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(d)	that the requisite approvals of the Capital Reduction Resolution and the Arrangement Resolution will be at least 66⅔% of the votes cast on the Arrangement Resolution by the Zazu Shareholders present in person or by proxy at the Zazu Meeting voting as a single class, with each Zazu Shareholder entitled to one vote for each Zazu Share held by such holder and, in the case of the Arrangement Resolution, if required, a simple majority of the votes cast on the Arrangement Resolution excluding the votes for Zazu Shares required to be excluded under MI 61-101 (the "Zazu Shareholder Approval");
(e)	that in all other respects, the terms, conditions and restrictions of Zazu's constating documents, including quorum requirements and other matters will apply with respect to the Zazu Meeting;
(f)	that the Parties intend to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act, subject to and conditioned on the Court's determination that the Arrangement is substantially and procedurally fair and reasonable to Zazu Securityholders;
(g)	for the grant of Dissent Rights to the Zazu Shareholders who are registered holders of Zazu Shares as contemplated in the Plan of Arrangement; and
(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

Zazu will also request that the Interim Order provide for such other matters as Solitario may reasonably require.

2.5              Circulars

(a)	Zazu Meeting. Subject to Solitario complying with Section 2.5(d), Zazu will, in consultation with Solitario:
(i)	as soon as reasonably practicable after the execution of this Agreement, promptly prepare the Circular together with any other documents required by the CBCA and other applicable Laws in connection with the approval of the Arrangement Resolution by the Zazu Shareholders at the Zazu Meeting; and
(ii)	as soon as reasonably practicable after the issuance of the Interim Order, cause the Circular to be sent to the Zazu Shareholders in compliance with the accelerated timing contemplated by Section 2.20 of National Instrument 54- 101 "Communication with Beneficial Owners of Securities of a Reporting Issuer" and filed as required by the Interim Order and applicable Laws.
(b)	Zazu will ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference) will not contain a misrepresentation (other than in each case with respect to any information furnished by Solitario) and will provide the Zazu Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Zazu Meeting.

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(c)	Zazu and Solitario will cooperate in the preparation, filing and mailing of the Circular. Zazu will provide legal counsel to Solitario with a reasonable opportunity to review and comment on all drafts of the Circular and other documents related thereto prior to filing the Circular with applicable Governmental Authorities and printing and mailing the Circular to the Zazu Shareholders and will give reasonable consideration to such comments. All information relating solely to Solitario included in the Circular will be provided by Solitario in accordance with Section 2.5(d) and will be in form and content satisfactory to Solitario, acting reasonably, and the Circular will include a copy of the Zazu Fairness Opinion and a statement that the Zazu Board has unanimously determined that the Arrangement is fair to the Zazu Shareholders, and it is in the best interests of Zazu and the unanimous recommendation of the Zazu Board that the Zazu Shareholders vote in favour of the Arrangement Resolution and the rationale for that recommendation and a statement that each director and executive officer of Zazu intends to vote all Zazu Shares (including any Zazu Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into Zazu Shares) held by him or her in favour of the Arrangement Resolution.
(d)	Solitario will, in a timely manner, furnish Zazu with all such information regarding Solitario as may reasonably be required to be included in the Circular pursuant to applicable Laws and any other documents related thereto.
(e)	Zazu and Solitario will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Zazu only with respect to Zazu and in the case of Solitario only with respect to Solitario) that the Circular or any other document referred to in Section 2.5(d) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof. In any such event, Zazu and Solitario will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.
(f)	Zazu will keep Solitario fully informed in a timely manner of any requests or comments made by the Securities Authorities in connection with the Circular.
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(g)	Solitario Meeting. Subject to Zazu complying with Section 2.5(j), Solitario will as soon as reasonably practicable after the execution of this Agreement, promptly prepare the Solitario Proxy Statement together with any other documents required by applicable Laws in connection with the approval of the Share Issuance Resolution by the shareholders of Solitario at the Solitario Meeting.
(h)	Solitario will ensure that the Solitario Proxy Statement complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Solitario Proxy Statement (including with respect to any information incorporated therein by reference) will not contain a misrepresentation (other than in each case with respect to any information furnished by Zazu) and will provide the shareholders of Solitario with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Solitario Meeting.
(i)	Zazu and Solitario will cooperate in the preparation, filing and mailing of the Solitario Proxy Statement. Solitario will provide legal counsel to Zazu with a reasonable opportunity to review and comment on drafts of the Solitario Proxy Statement and other documents related thereto prior to filing the Solitario Proxy Statement with applicable Governmental Authorities and printing and mailing the Solitario Proxy Statement to the shareholders of Solitario and will give reasonable consideration to such comments. All information relating solely to Zazu included in the Solitario Proxy Statement will be provided by Zazu in accordance with Section 2.5(j) and will be in form and content satisfactory to Zazu, acting reasonably, and the Solitario Proxy Statement will include the unanimous recommendation of the Solitario Board that the shareholders of Solitario vote in favour of the Share Issuance Resolution and a statement that each director and executive officer of Solitario intends to vote all Solitario Shares held by it, him or her (including any Solitario Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into Solitario Shares) in favour of the Share Issuance Resolution.
(j)	Zazu will, in a timely manner, furnish Solitario with all such information regarding Zazu as may reasonably be required to be included in the Solitario Proxy Statement pursuant to applicable Laws and any other documents related thereto.
(k)	Zazu and Solitario will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Zazu only with respect to Zazu and in the case of Solitario only with respect to Solitario) that the Solitario Proxy Statement or any other document referred to in Section 2.5(j) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof. In any such event, Zazu and Solitario will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Solitario Proxy Statement or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.
(l)	Solitario will keep Zazu fully informed in a timely manner of any requests or comments made by the Securities Authorities in connection with the Circular.

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2.6              Court Proceedings

Zazu will provide Solitario with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments. Zazu will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Law, Zazu will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with Solitario's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein will require Solitario to agree or consent to any increase or change in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases Solitario's obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. In addition, Zazu will not object to legal counsel to Solitario making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Zazu or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Zazu will also provide Solitario on a timely basis with copies of any notice of appearance and evidence or other documents served on Zazu or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by Zazu or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.7              Dissenting Zazu Shareholders

Zazu will give Solitario prompt notice of receipt of any written notice of any dissent or purported exercise by any Zazu Shareholder of Dissent Rights, any withdrawal of such a notice, and any other instruments served pursuant to Dissent Rights and received by Zazu. Zazu will not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Effective Time with respect to any such dissent, notice or instrument unless Solitario, acting reasonably, will have given its written consent.

2.8              List of Securityholders

Upon the reasonable request from time to time of Solitario, Zazu will provide Solitario with lists (in both written and electronic form) of the registered Zazu Shareholders and Zazu Optionholders, together with their addresses and respective holdings of Zazu Shares and Zazu Options, as applicable, lists of the names and addresses and holdings of all persons having rights (other than the Zazu Options) issued or granted by Zazu to acquire or otherwise related to Zazu Shares and lists of non- objecting beneficial owners of Zazu Shares and participants in book-based nominee registers (such as CDS & Co.), together with their addresses and respective holdings of Zazu Shares. Zazu will from time to time require that its registrar and transfer agent furnish Solitario with such additional information, including updated or additional lists of Zazu Shareholders, information regarding beneficial ownership of Zazu Shares and lists of holdings and other assistance as Solitario may reasonably request.

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2.9              Securityholder Communications

Zazu and Solitario agree to cooperate in the preparation of presentations, if any, to any Zazu Shareholders or other Zazu Securityholders or the analyst community regarding the Arrangement, and Zazu agrees to consult with Solitario in connection with any communications or meeting with Zazu Shareholders or other Zazu Securityholders or analysts that it may have, provided, however, that the foregoing will be subject to Zazu's overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules and if Zazu is required to make any such disclosure, it will use its commercially reasonable efforts to give Solitario a reasonable opportunity to review and comment thereon prior to its dissemination.

2.10          Payment of Consideration

Solitario will, following receipt by Zazu of the Final Order and Regulatory Approvals, and prior to the filing by Zazu of the Articles of Arrangement, deposit in escrow with the Depositary sufficient Solitario Shares to satisfy the aggregate Consideration issuable or payable pursuant to the Plan of Arrangement (other than payments to Zazu Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

2.11          U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares issued, and all Replacement Options deemed to have been issued, on completion of the Arrangement to the Zazu Shareholders and to the Zazu Optionholders, will be issued by Solitario in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder and pursuant to exemptions from applicable state Securities Laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;
(b)	pursuant to Section 2.4(f) the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Interim Order;
(c)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the Arrangement to the Zazu Shareholders and to the Zazu Optionholders;
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(d)	Zazu will ensure that each Zazu Shareholder entitled to receive the Consideration on completion of the Arrangement, and each Zazu Optionholder who will be deemed to have exchanged such securities for Replacement Options, will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with the sufficient information necessary for them to exercise that right;

(e)	the Zazu Shareholders entitled to receive the Consideration will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Solitario in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;
(f)	Zazu Optionholders who will be deemed to have exchanged such securities for Replacement Options will be advised that the Replacement Options have not been registered under the U.S. Securities Act and will be issued by Solitario in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and may be subject to restrictions on resale under applicable Laws of the U.S., including Rule 144 under the U.S. Securities Act with respect to affiliates of Zazu and Solitario;
(g)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Zazu Shareholders and to the Zazu Optionholders;
(h)	the Interim Order approving the Zazu Meeting will specify that each Zazu Shareholder and each Zazu Optionholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) under the U.S. Securities Act; and
(i)	the Final Order will include a statement to substantially the following effect:

"This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of the Solitario Shares and the Replacement Options pursuant to the Plan of Arrangement."

2.12          U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code and this Agreement and the Plan of Arrangement are intended to be a "plan of reorganization" within the meaning of the Treasury Regulations promulgated under Section 368 of the Code for purposes of Sections 354 and 361 of the Code. Each party hereto will treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and will treat this Agreement and the Plan of Arrangement as a "plan of reorganization" within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code, and will not take any position on any Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a "determination" within the meaning of Section 1313 of the Code that such treatment is not correct. Each Party hereto will act in a manner that is consistent with the Parties' intention that the Arrangement be treated as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and will not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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2.13          Employees and Change of Control Payments

(a)	The Parties agree that all change of control payments pursuant to the Employment Agreements that are payable as a result of the Arrangement are disclosed in Section 27 of the Zazu Disclosure Letter and will be paid by Zazu to the applicable executive officer, employee or consultant of Zazu entitled thereto in accordance with the schedule included in Section 27 of the Zazu Disclosure Letter, in exchange for the execution of full and final releases in respect of the change of control entitlements in favour of Zazu and in form and substance satisfactory to Solitario, acting reasonably. To the extent that current agreements are not consistent with the information in Section 27 of the Zazu Disclosure Letter, Zazu covenants to amend such agreements or provide waivers where necessary to achieve consistency with the information in Section 27 of the Zazu Disclosure Letter.
(b)	Zazu will be exclusively responsible and will pay for any withholding obligations of Taxes pursuant to the Tax Act from any amounts paid for the payments contemplated in Section 2.13(a).

2.14          Withholding Taxes

Zazu, Solitario and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Zazu Shareholder or Zazu Optionholder under the Plan of Arrangement (including any payment to Dissenting Zazu Shareholders) such amounts as Zazu, Solitario or the Depositary may be required or permitted to deduct and withhold with respect to such payment or deliverable under the Tax Act, the Code, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax Law. For the purposes hereof, all such withheld amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of Zazu, Solitario or the Depositary, as the case may be. To the extent necessary, such deductions and withholdings may be effected by selling any Solitario Shares to which any such person may otherwise be entitled under the Plan of Arrangement, on such terms as Solitario reasonably determines, and any amount remaining following the sale, deduction and remittance will be paid to the person entitled thereto as soon as reasonably practicable.

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Article 3

REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of Zazu

Except as specifically disclosed in the Zazu Disclosure Letter (which will make reference to the applicable section in respect of which such qualification is being made), Zazu represents and warrants to and in favour of Solitario as set forth in Schedule D and acknowledges that Solitario is relying upon such representations and warranties in entering into this Agreement.

3.2              Representations and Warranties of Solitario

Except as specifically disclosed in the Solitario Disclosure Letter (which will make reference to the applicable section in respect of which such qualification is being made), Solitario represents and warrants to and in favour of Zazu as set forth in Schedule E and acknowledges that Zazu is relying upon such representations and warranties in entering into this Agreement.

3.3              Survival of Representations and Warranties

No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties. The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

Article 4
COVENANTS

4.1              Covenants of Zazu Regarding the Conduct of Business

Zazu covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Solitario otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)	the businesses of Zazu and its subsidiaries will be conducted only in the ordinary course of business and in accordance with the Zazu Budget, Zazu and its subsidiaries will comply with the terms of all Zazu Material Contracts and Zazu and its subsidiaries will use commercially reasonable efforts to maintain and preserve intact its business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its officers, employees and consultants as a group;
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(b)	in addition, Zazu will
(i)	fully cooperate and consult through meetings with Solitario, as Solitario may reasonably request, to allow Solitario to monitor, and provide input with respect to the direction and control of, any activities relating to the operation and exploration of the Zazu Properties that may be permitted by Solitario or which are provided in the Zazu Budget,
(ii)	obtain the consent of Solitario prior to the public disclosure of exploration results or other technical information, which consent will not be unreasonably withheld, provided that nothing in this Section will be construed to limit Zazu's overriding obligation to make timely disclosure as required by Law, and
(iii)	obtain the written consent of Solitario prior to entering into any Contract with a value of $50,000 or greater with a term greater than one year;
(c)	Zazu will not, directly or indirectly, and will cause each of its subsidiaries not to:
(i)	alter or amend the articles, charter, by-laws or other constating documents of Zazu or any of its subsidiaries;
(ii)	split, divide, consolidate, combine or reclassify the Zazu Shares or any other securities of Zazu or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);
(iii)	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Zazu Shares or other securities of Zazu or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Zazu Shares or other securities of Zazu or its subsidiaries, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Zazu Shares, other than the issuance of Zazu Shares issuable pursuant to the terms of Zazu Options outstanding on the date hereof;
(iv)	redeem, purchase or otherwise acquire or subject to any Lien, any of its outstanding Zazu Shares or other securities or securities convertible into or exchangeable or exercisable for Zazu Shares or any such other securities or any shares or other securities of its subsidiaries;
(v)	amend the terms of any securities of Zazu or any of its subsidiaries;
(vi)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Zazu or any of its subsidiaries;
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(vii)	reorganize, amalgamate or merge with any other person and will not cause or permit any of its subsidiaries to reorganize, amalgamate or merge with any other person;
(viii)	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any Joint Ventures;
(ix)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Zazu Disclosure Record, as required by applicable Laws or under IFRS; or
(x)	enter into, modify or terminate any Contract with respect to any of the foregoing;
(d)	Zazu will immediately notify Solitario orally and then promptly notify Solitario in writing of:
(i)	any "material change" (as defined in the Securities Act) in relation to Zazu or its subsidiaries;
(ii)	any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Zazu Material Adverse Effect;
(iii)	any breach of this Agreement by Zazu;
(iv)	any event occurring after the date of this Agreement that would render a representation or warranty, if made on that date or the Effective Date, inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied;
(v)	any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person is required in connection with this Agreement or the Arrangement;
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(vi)	any written notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or default under (A) any Material Contract to which Zazu or any of its subsidiaries is a party or (B) any other Contract to which Zazu or any of its subsidiaries is a party, the breach of or default under which would reasonably be expected to result in liability that is material to Zazu and its subsidiaries, taken as a whole;
(vii)	any notice or other communication from any Governmental Authority in connection with this Agreement (and Zazu will contemporaneously provide a copy of any such written notice or communication to Solitario); or
(viii)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Zazu;
(e)	except as contemplated in the Zazu Budget, Zazu will not, and will not cause or permit any of its subsidiaries to, directly or indirectly, except in connection with this Agreement:
(i)	sell, pledge, lease, licence, dispose of or encumber any assets or properties of Zazu or any of its subsidiaries;
(ii)	acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person;
(iii)	except in the ordinary course of business, incur any expenses (except as contemplated in the Zazu Budget) or incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;
(iv)	pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding;
(v)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;
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(vi)	engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of Zazu in the manner such existing businesses generally have been carried on or (as disclosed in the Zazu Disclosure Record) planned or proposed to be carried on prior to the date of this Agreement;
(vii)	except as provided for in the Zazu Budget in respect of any Zazu Property, expend or commit to expend any material amounts with respect to expenses for such Zazu Property; or
(viii)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;
(f)	Zazu will not, and will not cause or permit any of its subsidiaries to, directly or indirectly, except in the ordinary course of business:
(i)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value;
(ii)	except in connection with matters otherwise permitted under this Section 4.1, enter into any Contract which would be a Zazu Material Contract if in existence on the date hereof, or terminate, cancel, extend, renew or amend, modify or change any Zazu Material Contract;
(iii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or
(iv)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated herein;
(g)	except as disclosed in Section 27 of the Zazu Disclosure Letter, neither Zazu nor any of its subsidiaries will, except in the ordinary course of business or pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, and except as is necessary to comply with applicable Laws:
(i)	grant to any officer, director, employee or consultant of Zazu or any of its subsidiaries an increase in compensation in any form;
(ii)	grant any general salary increase, fee or pay any bonus or other material compensation to the directors, officers, employees or consultants of Zazu and its subsidiaries other than the payment of salaries, fees and benefits in the ordinary course of business;
(iii)	take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay;
(iv)	enter into or modify any employment or consulting agreement with any officer or director of Zazu or any of its subsidiaries;
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(v)	terminate the employment or consulting arrangement of any senior management employees (including Zazu Senior Management), except for cause;
(vi)	increase any benefits payable under its current severance or termination pay policies;
(vii)	adopt or amend or make any contribution to or any award under the Zazu Option Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of Zazu or any of its subsidiaries other than as set forth in Section 27 of the Zazu Disclosure Letter or as otherwise provided for in this Agreement; or
(viii)	except as otherwise provided in this Agreement, take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Zazu Option Plan;
(h)	neither Zazu nor its subsidiaries will make any loan to any officer, director, employee or consultant of Zazu or its subsidiaries;
(i)	Zazu will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Zazu, including directors' and officers' insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that, except as contemplated by Section 4.8(b), Zazu will not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;
(j)	Zazu will use its commercially reasonable efforts to retain the services of Zazu's and its subsidiaries' existing employees and consultants until the Effective Time, and will promptly provide written notice to Solitario of the resignation or termination of any of its key employees or consultants;
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(k)	neither Zazu nor any of its subsidiaries will make an application to amend, terminate, allow to expire or lapse or otherwise modify any material Permits or take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under, any material Permit necessary to conduct its businesses as now being conducted;
(l)	Zazu and each of its subsidiaries will (i) duly and timely file all Returns required to be filed by it on or after the date hereof (including, for greater certainty, any prescribed form or return required to be filed under subsections 66(12.7) and 211.91(2) of the Tax Act) and all such Returns will be true, complete and correct in all material respects, and (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws in respect of which Zazu has notified Solitario under the Zazu Disclosure Letter or which have been reserved in the Financial Statements, and Zazu will not (A) make any material change to its tax accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable Law, (B) settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes, (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements) (C) enter into any tax sharing, tax allocation or tax indemnification agreement, (D) make a request for a tax ruling to any Governmental Authority, (E) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment, or (F) take any action or enter into any transaction, other than a transaction contemplated by this Agreement, that could reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost "bump" pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Solitario and its affiliates and its and their respective successors and assigns in respect of the non-depreciable capital properties owned by Zazu;
(m)	Zazu will not, and will not cause or permit any of its subsidiaries to, settle or compromise any action, claim or other Proceeding (i) brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy ("Litigation") or (ii) brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;
(n)	Zazu will not, and will not cause or permit any of its subsidiaries to, commence any Litigation (other than litigation in connection with the collection of accounts receivable, to enforce the terms of this Agreement or the Confidentiality Agreement, to enforce other obligations of Solitario or as a result of litigation commenced against Zazu);
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(o)	Zazu will not, and will not cause or permit any of its subsidiaries to, enter into or renew any Contract (i) containing (A) any limitation or restriction on the ability of Zazu or any of its subsidiaries or, following completion of the transactions contemplated hereby, the ability of Solitario or any of its affiliates, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Zazu or its subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Solitario or any of its affiliates, is or would be conducted or (C) any limit or restriction on the ability of Zazu or its subsidiaries or, following completion of the transactions contemplated hereby, the ability of Solitario or any of its affiliates, to solicit customers or employees, or (ii) that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(p)	Zazu will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Zazu in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Zazu Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made; and
(q)	as is applicable, Zazu will not, and will not cause or permit any of its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the foregoing.

4.2              Access to Information

Subject to compliance with applicable Laws and the terms of any existing Contracts, each Party will afford to the other Party and its Representatives until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Diligence Information and reasonable access during normal business hours and upon reasonable notice, to the other Party's and its subsidiaries businesses, properties, books and records and such other data and information as the other Party may reasonably request, as well as to its management personnel, subject however to such access not interfering with the ordinary conduct of the businesses of such party. Subject to compliance with applicable Laws and such requests not materially interfering with the ordinary conduct of the business of Zazu, Zazu will also make available to Solitario and its Representatives information reasonably requested by Solitario for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of Zazu and Solitario and its affiliates following completion of the Arrangement. Without limiting the generality of the provisions of the Confidentiality Agreement, each Party acknowledges that all information provided to it under this Section 4.2, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Confidentiality Agreement, the provisions of this Agreement will supersede those of the Confidentiality Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Confidentiality Agreement will remain in full force and effect.

4.3              Covenants of Zazu Regarding the Arrangement

(a)	Subject to the terms and conditions of this Agreement, Zazu will and will cause its subsidiaries to perform all obligations required to be performed by Zazu or any of its subsidiaries under this Agreement, cooperate with Solitario in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including, without limiting the generality of the foregoing and without limiting the obligations of Zazu in Article 2:

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(i)	promptly, and in any event within five Business Days following the date of this Agreement, provide to Solitario (if such agreement remains in effect and if providing a copy of such agreement is not prohibited by the terms of such agreement) a copy of each confidentiality and/or standstill agreement which has been entered into by Zazu and any third party pursuant to which confidential information of Zazu has been provided;
(ii)	use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Zazu from other parties to any Zazu Material Contracts in order to complete the Arrangement;
(iii)	use its commercially reasonable efforts to affect all necessary registrations, filings and submissions of information required by Governmental Authorities from Zazu relating to the Arrangement required to be completed prior to the Effective Time;
(iv)	use its commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act;
(v)	defend all lawsuits or other legal, regulatory or other Proceedings against Zazu challenging or affecting this Agreement or the completion of the Arrangement; and
(vi)	obtain the Zazu Shareholder Approval in accordance with the terms of this Agreement.
(b)	In the event that Solitario concludes that it is necessary or desirable to proceed with another form of transaction (such as a formal take-over bid or amalgamation) whereby Solitario or its affiliates would effectively acquire all of the Zazu Shares within approximately the same time periods and on economic terms and other terms and conditions (including tax treatment) and having consequences to Zazu and its Zazu Shareholders which are equivalent to or better than those contemplated by this Agreement (an "Alternative Transaction"), Zazu agrees to support the completion of such Alternative Transaction in the same manner as the Arrangement and will otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement will refer to the Alternative Transaction to the extent applicable, all terms, covenants, representations and warranties of this Agreement will be and will be deemed to have been made in the context of the Alternative Transaction and all references to time periods regarding the Arrangement, including the Effective Time, herein will refer to the date of closing of the transactions contemplated by the Alternative Transaction (as such date may be extended from time to time).

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4.4              Covenants of Solitario Regarding the Conduct of Business

Solitario covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Zazu otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)	the businesses of Solitario and its subsidiaries will be conducted only in the ordinary course of business, Solitario and its subsidiaries will comply with the terms of all Solitario Material Contracts and Solitario and its subsidiaries will use commercially reasonable efforts to maintain and preserve intact its business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its officers, employees and consultants as a group;
(b)	Solitario will not, directly or indirectly, and will cause each of its subsidiaries not to:
(i)	sell, lease, licence, dispose of any material assets or properties of Solitario or any of its subsidiaries;
(ii)	alter or amend the articles, charter, by-laws or other constating documents of Solitario or any of its subsidiaries;
(iii)	split, divide, consolidate, combine or reclassify the Solitario Shares or any other securities of Solitario or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);
(iv)	other than in respect of securities issued in the ordinary course of Solitario's compensation program and Solitario Shares on exercise thereof, issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Solitario Shares or other securities of Solitario or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Solitario Shares or other securities of Solitario or its subsidiaries, other than the issuance of Solitario Shares issuable pursuant to the terms of Solitario Options outstanding on the date hereof;
(v)	other than pursuant to Solitario's existing share repurchase program as described in the Solitario Disclosure Record, redeem, purchase or otherwise acquire or subject to any Lien, any of its outstanding Solitario Shares or other securities or securities convertible into or exchangeable or exercisable for Solitario Shares or any such other securities or any shares or other securities of its subsidiaries;
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(vi)	other than in respect of securities issued in the ordinary course of Solitario's compensation program, amend the terms of any securities of Solitario or any of its subsidiaries;
(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Solitario or any of its subsidiaries;
(viii)	reorganize, amalgamate or merge with any other person and will not cause or permit any of its subsidiaries to reorganize, amalgamate or merge with any other person;
(ix)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Solitario Disclosure Record, as required by applicable Laws or under U.S. GAAP; or
(x)	enter into, modify or terminate any Contract with respect to any of the foregoing;
(c)	Solitario will immediately notify Zazu orally and then promptly notify Zazu in writing of:
(i)	any "material change" (as defined in the Securities Act) in relation to Solitario or its subsidiaries;
(ii)	any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Solitario Material Adverse Effect;
(iii)	any breach of this Agreement by Solitario, or (iv) any event occurring after the date of this Agreement that would render a representation or warranty, if made on that date or the Effective Date, inaccurate such that any of the conditions in Section 7.2(b) would not be satisfied;
(iv)	any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person is required in connection with this Agreement or the Arrangement;
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(v)	any written notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or default under (A) any Material Contract to which Solitario or any of its subsidiaries is a party or (B) any other Contract to which Solitario or any of its subsidiaries is a party, the breach of or default under which would reasonably be expected to result in liability that is material to Solitario and its subsidiaries, taken as a whole;
(vi)	any notice or other communication from any Governmental Authority in connection with this Agreement (and Solitario will contemporaneously provide a copy of any such written notice or communication to Zazu); or
(vii)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Solitario;
(d)	Solitario will not, and will not cause or permit any of its subsidiaries to, directly or indirectly, except in connection with this Agreement engage in any material new business, enterprise or other activity that is inconsistent with the existing businesses of Solitario in the manner such existing businesses generally have been carried on or (as disclosed in the Solitario Disclosure Record) planned or proposed to be carried on prior to the date of this Agreement or authorize the foregoing, or enter into or modify any Contract to do the foregoing;
(e)	Solitario will not, and will not cause or permit any of its subsidiaries to, directly or indirectly, except in the ordinary course of business:
(i)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights which would result in a Solitario Material Adverse Effect;
(ii)	except in connection with matters otherwise permitted under this Section 4, enter into any Contract which would be a Solitario Material Contract if in existence on the date hereof, or terminate, cancel, extend, renew or amend, modify or change any Solitario Material Contract;
(iii)	enter into any lease, sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or acquire any interest in real property which would be a Solitario Material Contract if in existence on the date hereof, or modify or amend any right to renew any lease or sublease of real property which would result in a Solitario Material Adverse Effect; or
(iv)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated herein;
(f)	Solitario will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Solitario in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Solitario Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made; and
(g)	as is applicable, Solitario will not, and will not cause or permit any of its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the foregoing.

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4.5              Covenants of Solitario Regarding the Arrangement

(a)	Subject to the terms and conditions of this Agreement, Solitario will perform all obligations required to be performed by it under this Agreement, cooperate with Zazu in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and other transactions contemplated hereby, including, without limiting the generality of the foregoing and without limiting the obligations of Solitario in Article 2:
(i)	cooperating with Zazu in connection with, and using its commercially reasonable efforts to assist Zazu in obtaining the waivers, consents and approvals referred to in Section 4.3(a)(ii), provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, Solitario will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;
(ii)	using its commercially reasonable efforts to affect all necessary registrations, filings and submissions of information required by Governmental Authorities from Solitario relating to the Arrangement required to be completed prior to the Effective Time;
(iii)	using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Solitario from other parties to any Solitario Material Contracts in order to complete the Arrangement;
(iv)	defending all lawsuits or other legal, regulatory or other Proceedings against or relating to Solitario challenging or affecting this Agreement or the completion of the Arrangement;
(v)	forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement;
(vi)	apply for and use commercially reasonable efforts to obtain conditional approval or equivalent of the listing and posting for trading on the TSX and NYSE MKT of the Consideration Shares, subject only to the satisfaction by Solitario of customary listing conditions of the TSX and NYSE MKT; and
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(vii)	obtaining the Solitario Shareholder Approval in accordance with the terms of this Agreement.
(b)	Solitario covenants and agrees that Solitario will not amend any Solitario Support Agreement without the prior written consent of Zazu, which consent will not be unreasonably withheld. Solitario covenants and agrees that Solitario will, without delay, take all steps and actions necessary to enforce the Solitario Support Agreements, including, without limitation, seeking injunctive relief and relief in the nature of specific performance.

4.6              Mutual Covenants

Each Party covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 hereof to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Party in connection therewith, including using its commercially reasonable efforts to (i) obtain all approvals required to be obtained by it, (ii) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement, (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement and (iv) cooperate with the other Party in connection with the performance by it of its obligations hereunder;
(b)	it will use commercially reasonable efforts not to take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;
(c)	it will extend the expiration date of any Zazu Options held by any Zazu directors, employees and consultants who are terminated or who resigns as a result of the completion of the Arrangement until the earlier of the expiration date as provided in such Zazu Option or 18 months from the Effective Date; and
(d)	it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party's legal counsel to permit the completion of the Arrangement.

4.7              Covenants Related to Regulatory Approvals

Each Party, as applicable to that Party, covenants and agrees with respect to obtaining all Regulatory Approvals required for the completion of the Arrangement that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

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(a)	each Party will use its commercially reasonable efforts to obtain all required Regulatory Approvals, and will cooperate with the other Party in connection with all Regulatory Approvals sought by the other Party;
(b)	each Party will use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Authority requiring that Party to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Party, and each Party will cooperate with the other Party and will furnish to the other Party such information and assistance as a Party may reasonably request in connection with preparing any submission or responding to such request or notice from a Governmental Authority;
(c)	each Party will permit the other Party an opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Authority or the Commissioner) in respect of obtaining or concluding all required Regulatory Approvals, and will provide the other Party with a reasonable opportunity to comment thereon and agree to consider those comments in good faith, and each Party will provide the other Party with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Authority, or any substantive communications received from a Governmental Authority, in respect of obtaining or concluding the required Regulatory Approvals; and
(d)	each Party will keep the other Party reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding the required Regulatory Approvals sought by such Party and, for greater certainty, no Party will participate in any substantive meeting (whether in person, by telephone or otherwise) with a Governmental Authority in respect of obtaining or concluding the required Regulatory Approvals, unless it advises the other Party in advance and, to the extent permitted by such Governmental Authority, gives such other Party an opportunity to attend.

4.8              Indemnification and Insurance

(a)	The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of Zazu (each such present or former director or officer of Zazu being herein referred to as an "Indemnified Party" and such persons collectively being referred to as the "Indemnified Parties") as provided by the by-laws of Zazu and any Contracts or agreements to which Zazu is a party and in effect as of the date hereof, and, as of the Effective Time, will survive and will continue in full force and effect and without modification, and Zazu and any successor to Zazu (including any Surviving Corporation) will continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

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(b)	Solitario acknowledges that Zazu may purchase run-off directors’ and officers’ liability insurance, at a cost not exceeding 200% of Zazu’s current annual aggregate premium for directors’ and officers’ liability policies currently maintained by Zazu, providing coverage for a period of up to six years from the Effective Date with respect to claims arising from or related to facts or events which occur on or prior to the Effective Date.
(c)	Zazu shall act as agent and trustee of the benefits of the foregoing the Indemnified Parties for the purpose of this Section 4.8 and this Section 4.8 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against Solitario by the Indemnified Persons.

4.9              Reorganization

(a)	Zazu will affect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a "Pre-Acquisition Reorganization") as Solitario may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, will be modified accordingly; provided, however, that Zazu need not effect a Pre-Acquisition Reorganization which would impede or materially delay the consummation of the Arrangement.
(b)	Without limiting the foregoing and other than as set forth in clause (a) above, Zazu will use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Acquisition Reorganization, and Zazu will cooperate with Solitario in structuring, planning and implementing any such Pre-Acquisition Reorganization. Solitario will provide written notice to Zazu of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the date of the Zazu Meeting. In addition, the Parties agree:
(i)	any Pre-Acquisition Reorganization will not unreasonably interfere in Zazu's material operations prior to the Effective Time;
(ii)	any Pre-Acquisition Reorganization will not require Zazu to contravene any applicable Laws, its organizational documents or any Zazu Material Contract; and
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(iii)	Zazu will not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any Zazu Shareholder incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.
(c)	Solitario acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization will not be considered a breach of any covenant under this Agreement and will not be considered in determining whether a representation or warranty of Zazu hereunder has been breached. Solitario and Zazu will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, Zazu will not be liable for the failure of Solitario to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.
(d)	If the Arrangement is not completed, Solitario shall reimburse Zazu for all reasonable costs and expenses including reasonable legal fees and disbursements incurred in connection with the Pre-Acquisition Reorganization.

4.10          Disclosure Letters

Each Party acknowledges and agrees that the Zazu Disclosure Letter, the Solitario Disclosure Letter and all information contained in the Zazu Disclosure Letter and the Solitario Disclosure Letter, respectively, is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Article 5
ADDITIONAL AGREEMENTS

5.1              Acquisition Proposals

(a)	Except as expressly contemplated by this Agreement, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 6.1, Zazu will not and will cause its Representatives to not, directly or indirectly through any other person:
(i)	make, initiate, assist, solicit, promote, entertain or encourage (including by way of furnishing or affording access to information or any site visit or entering into any oral or written form of agreement, arrangement or understanding), or take any other action that facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or that reasonably could be expected to constitute or lead to an Acquisition Proposal; or
(ii)	participate, directly or indirectly, in any discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person (other than Solitario and its subsidiaries) regarding an Acquisition Proposal or that reasonably could be expected to constitute or lead to an Acquisition Proposal, provided, however, that Zazu will be entitled to advise such person of the existence of this Agreement or advise such person that their proposal does not constitute a Superior Proposal and is not reasonably expected to constitute or lead to a Superior Proposal; or

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(iii)	remain neutral with respect to, or agree to, approve or recommend, or propose publicly to agree to, approve or recommend any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period exceeding two Business Days after such Acquisition Proposal has been publicly announced will be deemed to constitute a violation of this Section 5.1(a)(iii)); or
(iv)	make or propose publicly to make a Change of Recommendation; or
(v)	accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.1(c)); or
(vi)	make any public announcement or take any other action inconsistent with, or that could reasonably be likely to be regarded as detracting from, the approval, recommendation or declaration of advisability of the Zazu Board of the transactions contemplated hereby.
(b)	Zazu and its Representatives and its subsidiaries and their Representatives will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person (other than Solitario and its subsidiaries) conducted heretofore by Zazu or any of its Representatives or its subsidiaries or any of their Representatives with respect to any Acquisition Proposal and, in connection therewith, Zazu will discontinue access to any of its confidential information, including access to any data room, virtual or otherwise, to any person (other than access by Solitario and its Representatives).
(c)	Notwithstanding anything to the contrary contained in Section 5.1(a), in the event that Zazu receives a bona fide written Acquisition Proposal from any person after the date hereof and prior to the Zazu Meeting that was not solicited by Zazu, that did not otherwise result from a breach of this Section 5.1 and where such person making the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction, and subject to Zazu's compliance with Section 5.1(d), Zazu and its Representatives may (i) furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement, provided that (x) Zazu provides a copy of such Acceptable Confidentiality Agreement to Solitario promptly upon its execution and prior to furnishing any such information; and (y) Zazu contemporaneously provides to Solitario any non-public information concerning Zazu that is provided to such person which was not previously provided to Solitario or its Representatives, and (ii) participate in any discussions or negotiations regarding such Acquisition Proposal; provided, however, that, prior to taking any action described in clauses (i) or (ii) above, the Zazu Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would be reasonably expected to constitute or lead to a Superior Proposal. Notwithstanding the foregoing, nothing in this Section 5.1(c) shall prevent Zazu from contacting a person who makes an unsolicited Acquisition Proposal to clarify the terms of such Acquisition Proposal.

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(d)	Zazu will promptly (and, in any event, within 24 hours) notify Solitario, at first orally and thereafter in writing, of any Acquisition Proposal (whether or not in writing) received by Zazu, any inquiry received by Zazu that could reasonably be expected to lead to an Acquisition Proposal, or any request received by Zazu for non-public information relating to Zazu in connection with an Acquisition Proposal or for access to the properties, books or records of Zazu by any person that informs Zazu that it is considering making an Acquisition Proposal, and such notice will include a copy of the Acquisition Proposal, a description of the material terms and conditions of such inquiry or request and the identity of the person making such Acquisition Proposal, inquiry or request, and promptly provide to Solitario such other information concerning such Acquisition Proposal, inquiry or request as Solitario may reasonably request. Zazu will keep Solitario promptly and fully informed of the status and details (including all amendments) of any such Acquisition Proposal, inquiry or request.
(e)	Except as expressly permitted by this Section 5.1, neither the Zazu Board, nor any committee thereof will permit Zazu to accept or enter into any Acquisition Agreement requiring Zazu to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any person proposing an Acquisition Proposal in the event that Zazu completes the transactions contemplated hereby or any other transaction with Solitario or any of its affiliates.
(f)	Notwithstanding Section 5.1, in the event Zazu receives a bona fide written Acquisition Proposal that is a Superior Proposal from any person after the date hereof and prior to the Zazu Meeting, then the Zazu Board may, prior to the Zazu Meeting, withdraw, modify, qualify or change in a manner adverse to Solitario its approval or recommendation of the Arrangement and/or approve or recommend such Superior Proposal or enter into an Acquisition Agreement with respect to such Superior Proposal but only if:
(i)	Zazu has given written notice to Solitario that it has received such Superior Proposal and that the Zazu Board has determined that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the Zazu Board intends to withdraw, modify, qualify or change in a manner adverse to Solitario its approval or recommendation of the Arrangement (including the recommendation that the Zazu Shareholders vote in favour of the Arrangement Resolution), and/or enter into an Acquisition Agreement with respect to such Superior Proposal in each case promptly following the making of such determination, together with a summary of the material terms of any proposed Acquisition Agreement or other agreement relating to such Superior Proposal (together with a copy of such agreement and any ancillary agreements) to be executed with the person making such Superior Proposal;

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(ii)	a period of five full Business Days (such period being the "Superior Proposal Notice Period") will have elapsed from the date Solitario received the notice from Zazu referred to in Section 5.1(f)(i), together with the summary of material terms and copies of agreements referred to therein. During the Superior Proposal Notice Period, Solitario will have the right, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement;
(iii)	Zazu did not breach any provision of this Section 5.1 in connection with the preparation or making of such Acquisition Proposal and Zazu has complied with the other terms of this Section 5.1(f);
(iv)	the Zazu Board will have determined in accordance with Section 5.1(g) that such Acquisition Proposal remains a Superior Proposal compared to the Arrangement as proposed to be amended by Solitario;
(v)	Zazu concurrently terminates this Agreement pursuant to Section 6.1(d)(i); and
(vi)	Zazu has previously, or concurrently will have, paid to Solitario the Termination Fee.
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(g)	The Zazu Board will review in good faith any offer made by Solitario to amend the terms of this Agreement and the Arrangement in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. Zazu agrees that, subject to Zazu's disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments will be kept strictly confidential and will not be disclosed to any person (including without limitation, the person having made the Superior Proposal), other than Zazu's Representatives, without Solitario's prior written consent. If the Zazu Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by Solitario, Zazu will forthwith so advise Solitario and will promptly thereafter accept the offer by Solitario to amend the terms of this Agreement and the Arrangement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Zazu Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal and therefore rejects Solitario's offer to amend this Agreement and the Arrangement, if any, Zazu may, subject to compliance with the other provisions hereof, terminate this Agreement in accordance with Section 6.1(d)(i) to enter into an Acquisition Agreement in respect of such Superior Proposal.

(h)	Each successive modification of any Superior Proposal will constitute a new Superior Proposal for the purposes of Section 5.1(f) and will require a new five full Business Day Superior Proposal Notice Period from the date described in Section 5.1(f)(ii) with respect to such new Superior Proposal. If the Zazu Meeting is scheduled to occur during a Superior Proposal Notice Period, upon the request of Solitario, Zazu will, adjourn or postpone the Zazu Meeting to (i) a date specified by Solitario that is not later than six Business Days after the date on which the Zazu Meeting was originally scheduled to be held, or (ii) if Solitario does not specify such date to the sixth day after the date on which the Zazu Meeting was originally scheduled to be held.
(i)	The Zazu Board will reaffirm its recommendation in favour of the Arrangement by news release promptly after (A) the Zazu Board has determined that any Acquisition Proposal is not a Superior Proposal if the Acquisition Proposal has been publicly announced or made; or (B) the Zazu Board makes the determination referred to in Section 5.1(g) that an Acquisition Proposal that has been publicly announced or made and which previously constituted a Superior Proposal has ceased to be a Superior Proposal. Solitario will be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release will state that the Zazu Board has determined that such Acquisition Proposal is not a Superior Proposal.
(j)	Zazu will not become a party to any Contract with any person subsequent to the date hereof that limits or prohibits Zazu from (x) providing or making available to Solitario and its affiliates and Representatives any information provided or made available to such person or its officers, directors, employees, consultants, advisors, agents or other representatives (including solicitors, accountants, investment bankers and financial advisors) pursuant to any confidentiality agreement described in this Section 5.1 or (y) providing Solitario and its affiliates and Representatives with any other information required to be given to it by Zazu under this Section 5.1.
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(k)	Zazu agrees (i) not to release any persons from, or terminate, modify, amend or waive the terms of, any confidentiality agreement or standstill agreement or standstill provisions in any such confidentiality agreement that Zazu entered into prior to the date hereof, (ii) to promptly and diligently enforce all standstill, non- disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of entering into an announcement of this Agreement will not be a violation of this Section 5.1(k)). Zazu will forthwith, if provided for in a confidentiality agreement with such person, request the return or destruction of all information provided to any third party that, has entered into a confidentiality agreement with Zazu to the extent that such information has not previously been returned or destroyed, and will use all commercially reasonable efforts to ensure that such requests are honoured.

(l)	Notwithstanding any of the provisions of this Section 5.1, the Zazu Board will have the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid or tender or exchange offer made for the Zazu Shares that it determines is not a Superior Proposal.
(m)	Zazu will ensure that its Representatives are aware of the provisions of this Section 5.1, and Zazu will be responsible for any breach of this Section 5.1 by any of its Representatives.

5.2              Expenses and Termination Fee

(a)	"Zazu Termination Fee Event" means any of the following events:
(i)	an Acquisition Proposal will have been made public or proposed publicly to Zazu or the Zazu Shareholders after the date hereof and prior to the Zazu Meeting, and
(A)	either Zazu or Solitario will have exercised its respective termination right under Section 6.1(b)(i) or Section 6.1(b)(ii), and
(B)	Zazu will have (x) completed any Acquisition Proposal within twelve months after this Agreement is terminated or (y) entered into an Acquisition Agreement in respect of any Acquisition Proposal or the Zazu Board will have recommended any Acquisition Proposal, in each case, within twelve months after this Agreement is terminated, which Acquisition Proposal in either case, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such twelve-month period);

provided, however, that for the purposes of this Section 5.2(a)(i) all references to "20%" in the definition of Acquisition Proposal will be changed to "50%";

(ii)	this Agreement will have been terminated by Solitario pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii); or
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(iii)	this Agreement will have been terminated by Solitario pursuant to Section 6.1(c)(iii), Section 6.1(c)(vi) or Section 6.1(c)(vii) and Zazu will have (x) completed any Acquisition Proposal within twelve months after this Agreement is terminated or (y) entered into an Acquisition Agreement in respect of any Acquisition Proposal or the Zazu Board will have recommended any Acquisition Proposal, in each case, within twelve months after this Agreement is terminated, which Acquisition Proposal in either case, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such twelve month period); and

(iv)	this Agreement will have been terminated by Zazu pursuant to Section 6.1(d)(i).
(b)	If a Zazu Termination Fee Event occurs, Zazu will pay to Solitario a termination fee of US$750,000 (the "Termination Fee") by wire transfer in immediately available funds to an account specified by Solitario. Zazu will pay the Termination Fee to Solitario on or prior to completion of the applicable Acquisition Proposal (in the case of a Zazu Termination Fee Event referred to in Section 5.2(a)(i) or 5.2(a)(iii), within one Business Day following termination of this Agreement (in the case of a Zazu Termination Fee Event referred to in Section 5.2(a)(ii)), or prior to or concurrent with termination of this Agreement (in the case of a Zazu Termination Fee Event referred to in Section 5.2(a)(iv)). If Zazu does not have sufficient financial resources to pay the Termination Fee, then it will be a condition of (i) any Superior Proposal referred to in Section 5.2(a)(ii) or Section 5.2(a)(iv), and (ii) any share or asset acquisition referred to in Section 5.2(a)(i)(B) or Section 5.2(a)(iii) where Zazu has entered into any agreement to support such share acquisition or to transfer such assets, as applicable, that the person making such Superior Proposal or acquisition, as applicable, will advance or otherwise provide to Zazu the cash required for Zazu to pay the Termination Fee, which amount will be so advanced or provided prior to the date on which Zazu is required to pay the Termination Fee. Solitario acknowledges that in no event will Zazu be obligated to pay more than one Termination Fee pursuant to this Section 5.2.
(c)	"Solitario Termination Fee Event" will occur if an Acquisition Proposal has been made public or proposed publicly to Solitario or the Solitario Shareholders after the date hereof and prior to the Solitario Meeting, and either Zazu or Solitario has exercised its termination rights under Section 6.1(b)(iv), provided, however, that for the purposes of this Section 5.2(c) all references to "Zazu" or "Zazu Shares" in the definition of Acquisition Proposal will be changed to "Solitario" and all references to "20%" in the definition of Acquisition Proposal will be changed to "50%".
(d)	If a Solitario Termination Fee Event occurs, Solitario will pay to Zazu US$750,000 by wire transfer in immediately available funds to an account specified by Zazu on or prior to termination of this Agreement.
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(e)	Subject to Section 5.2(f), and except as otherwise specified herein, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs, fees and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker's, finder's or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

(f)	Each Party acknowledges that all of the payment amounts set out in this Section 5.2 are payments in consideration for the disposition of Solitario's rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which Solitario will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Zazu irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the payment of an amount pursuant to this Section 5.2 in the manner provided herein is the sole and exclusive remedy of Solitario in respect of the event giving rise to such payment, provided, however, that nothing contained in this Section 5.2, and no payment of any such amount, will relieve or have the effect of relieving Zazu in any way from liability for damages incurred or suffered by Solitario as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement and nothing contained in this Section 5.2 will preclude Zazu from seeking injunctive relief in accordance with Section 8.13 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

Article 6
TERMINATION

6.1              Termination

(a)	Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Zazu and Solitario.
(b)	Termination by either Zazu or Solitario. This Agreement may be terminated by either Zazu or Solitario at any time prior to the Effective Time:
(i)	if the Effective Time does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;
(ii)	if the Zazu Meeting is held and the Arrangement Resolution is not approved by the Zazu Shareholders in accordance with applicable Laws and the Interim Order;
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(iii)	if any Law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, or
(iv)	if the Share Issuance Resolution is not approved by the shareholders of Solitario in accordance with Section 2.3(b) and in accordance with applicable Laws.
(c)	Termination by Solitario. This Agreement may be terminated by Solitario at any time prior to the Effective Time if:
(i)	either (A) the Zazu Board fails to publicly make a recommendation that the Zazu Shareholders vote in favour of the Arrangement Resolution as contemplated in Section 2.2(c), Section 2.5(c) and Section 5.1(i) or Zazu or the Zazu Board withdraws, modifies, qualifies or changes in a manner adverse to Solitario its approval or recommendation of the Arrangement (it being understood that publicly taking no position or a neutral position by Zazu and/or the Zazu Board with respect to an Acquisition Proposal for a period exceeding two Business Days after an Acquisition Proposal has been publicly announced will be deemed to constitute such a withdrawal, modification, qualification or change), (B) Solitario requests that the Zazu Board reaffirm its recommendation that the Zazu Shareholders vote in favour of the Arrangement Resolution and the Zazu Board will not have done so by the earlier of (x) the second Business Day following receipt of such request and (y) the Zazu Meeting (each of the foregoing a "Change of Recommendation"), (C) Zazu and/or the Zazu Board accepts, approves, endorses or recommends any Acquisition Proposal, (D) Zazu enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(c)) or (E) Zazu or the Zazu Board publicly proposes or announces its intention to do any of the foregoing;
(ii)	Zazu breaches any of its material obligations or material covenants set forth in Section 5.1;
(iii)	subject to compliance with Section 6.3, Zazu breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, provided, however, that Solitario is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;
(iv)	a Zazu Material Adverse Effect or any event, occurrence, circumstance or development that could reasonably be expected to be a Zazu Material Adverse Effect has occurred;
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(v)	Zazu delivers written notice as contemplated in Section 5.1(f)(i);
(vi)	the Zazu Meeting has not occurred by July 31, 2017; or
(vii)	the Zazu Board proposes to approve and authorize, or approves and authorizes Zazu to enter into, a definitive agreement providing for the implementation of a Superior Proposal prior to the Zazu Meeting in accordance with Section 5.1(f); or
(d)	Termination by Zazu. This Agreement may be terminated by Zazu at any time prior to the Effective Time if:
(i)	the Zazu Board approves, and authorizes Zazu to enter into, a definitive agreement providing for the implementation of a Superior Proposal prior to the Zazu Meeting, subject to Zazu complying with the terms of Section 5.1 and payment of the Termination Fee and provided that the Zazu Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such definitive agreement constitutes a Superior Proposal;

(ii)               the Solitario Meeting has not occurred by July 31, 2017; or

(iii)	subject to compliance with Section 6.3, Solitario breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, provided, however, that Zazu is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or
(iv)	a Solitario Material Adverse Effect or any event, occurrence, circumstance or development that could reasonably be expected to be a Solitario Material Adverse Effect has occurred.

6.2              Void upon Termination

If this Agreement is terminated pursuant to Section 6.1, this Agreement will become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 6.2, Section 4.9, Section 5.2 and Article 8 (other than Section 8.5 and Section 8.8) will survive any termination hereof pursuant to Section 6.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 5.2 or this Section 6.2 will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement will survive any termination hereof pursuant to Section 6.1.

6.3              Notice and Cure Provisions

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If any Party determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date. Neither Zazu nor Solitario may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 7 hereof or exercise any termination right arising therefrom and no payments will be payable as a result of such election pursuant to Article 7 unless forthwith and in any event prior to the Effective Time the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 10 Business Days from such notice. If such notice has been given prior to the date of the Zazu Meeting and the Solitario Meeting, such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

Article 7
CONDITIONS PRECEDENT

7.1              Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Solitario and Zazu at any time:

(a)	the Arrangement Resolution will have been approved by the Zazu Shareholders at the Zazu Meeting in accordance with the Interim Order and applicable Laws and the Capital Reduction Resolution will have been approved by the Zazu Shareholders;
(b)	the Solitario Shareholder Approval will have been received from the shareholders of Solitario in accordance with Section 2.3(b);
(c)	each of the Interim Order and Final Order will have been obtained in form and substance satisfactory to each of Zazu and Solitario, each acting reasonably, and will not have been set aside or modified in any manner unacceptable to either Zazu or Solitario, each acting reasonably, on appeal or otherwise;
(d)	the necessary conditional approvals or equivalent approvals, as the case may be, of the TSX and the NYSE MKT will have been obtained for the listing of the Consideration Shares to be issued pursuant to the Arrangement;
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(e)	no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement;

(f)	the Consideration Shares to be issued pursuant to the Arrangement will be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from applicable state securities Laws, provided, however, that Zazu will be not entitled to the benefit of the conditions in this Section 7.1(f), and will be deemed to have waived such condition in the event that Zazu fails to advise the Court prior to hearing in respect of the Interim Order that Solitario intends to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court's approval of the Arrangement and comply with the requirements set forth in Section 2.11 and the Final Order will reflect such reliance; and
(g)	this Agreement will not have been terminated in accordance with its terms.

7.2              Additional Conditions Precedent to the Obligations of Zazu

The obligation of Zazu to complete the Arrangement will be subject to the satisfaction, or waiver by Zazu, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of Zazu and which may be waived by Zazu at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Zazu may have:

(a)	Solitario will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;
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(b)	the representations and warranties of Soltario in Schedule E will be true and correct (disregarding for this purpose all materiality or Solitario Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances expressly permitted by this Agreement or (ii) for breaches of representations and warranties (other than those in respect of the Bongará Project contained in Sections 19 (Mineral Rights) and 20 (Ownership)) of Schedule E which have not had and would not reasonably be expected to have, individually or in the aggregate, a Solitario Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement, it being understood that it is a separate condition precedent to the obligations of Zazu hereunder that the representations and warranties made by Solitario in respect of the Bongará Project contained in Sections 19 (Mineral Rights) and 20 (Ownership) of Schedule E must be accurate in all respects when made and as of the Effective Date;
(c)	the Solitario board be reconstituted to consist of six members, including two nominees appointed by Zazu;
(d)	Solitario will have complied with its obligations under Section 2.10 and the Depositary will have confirmed receipt of the Consideration Shares;
(e)	Zazu will have received a certificate of Solitario signed by a senior officer of Solitario and dated the Effective Date certifying that the conditions set out in Section 7.2(a), Section 7.2(b) and 7.2(g) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;
(f)	Solitario will have delivered evidence satisfactory to Zazu, acting reasonably, of the approval of the listing and posting for trading on the TSX and NYSE MKT of the Consideration Shares, subject only to the satisfaction of the customary listing conditions of the TSX or NYSE MKT, as the case may be;
(g)	there will not have occurred, prior to the date hereof a Solitario Material Adverse Effect that has not been publicly disclosed or disclosed to Zazu in writing by Solitario prior to the date hereof and, between the date hereof and the Effective Date, there has not occurred a Solitario Material Adverse Effect or any event, occurrence, circumstance or development that would reasonably be expected to have a Solitario Material Adverse Effect;
(h)	all waivers, consents, permits, approvals, releases, licences or authorizations under or pursuant to any Solitario Material Contract which Solitario has determined are necessary in connection with the completion of the Arrangement, will have been obtained on terms which are satisfactory to Solitario, acting reasonably; and
(i)	each of the directors and officers of Solitario will have entered into a Solitario Support Agreement (in form and substance satisfactory to Zazu) with Solitario, none of such Solitario Support Agreements will have been terminated and none of the directors and officers of Solitario will have breached, in any material respect, any of the representations, warranties and covenants thereof.

7.3              Additional Conditions Precedent to the Obligations of Solitario

The obligation of Solitario to complete the Arrangement will be subject to the satisfaction, or waiver by Solitario, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of Solitario and which may be waived by Solitario at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Solitario may have:

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(a)	Zazu will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;
(b)	the representations and warranties of Zazu in Schedule D will be true and correct (disregarding for this purpose all materiality or Zazu Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances expressly permitted by this Agreement or (ii) for breaches of representations and warranties (other than those contained in Sections 7 (Capitalization), 18 (Mineral Rights) and 19 (Ownership)) of Schedule D which have not had and would not reasonably be expected to have, individually or in the aggregate, a Zazu Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement, it being understood that it is a separate condition precedent to the obligations of Solitario hereunder that the representations and warranties made by Zazu in Sections 7 (Capitalization) (except for those changes resulting from the exercise or conversion of any securities of Zazu into Zazu Shares), 18 (Mineral Rights) and 19 (Ownership) of Schedule D must be accurate in all respects when made and as of the Effective Date;
(c)	Solitario will have received a certificate of Zazu signed by a senior officer of Zazu and dated the Effective Date certifying that the conditions set out in Section 7.3(a), Section 7.3(b), Section 7.3(d) and Section 7.3(e) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;
(d)	Zazu Shareholders will not have exercised Dissent Rights, or have instituted proceedings to exercise Dissent Rights, in connection with the Arrangement (other than Zazu Shareholders representing not more than 5% of the Zazu Shares then outstanding);
(e)	there will not have occurred, prior to the date hereof a Zazu Material Adverse Effect that has not been publicly disclosed or disclosed to Solitario in writing by Zazu prior to the date hereof and, between the date hereof and the Effective Date, there has not occurred a Zazu Material Adverse Effect or any event, occurrence, circumstance or development that would reasonably be expected to have a Zazu Material Adverse Effect;
(f)	all waivers, consents, permits, approvals, releases, licences or authorizations under or pursuant to any Zazu Material Contract which Solitario has determined are necessary in connection with the completion of the Arrangement, will have been obtained on terms which are satisfactory to Solitario, acting reasonably;
(g)	the Plan of Arrangement will not have been modified or amended in a manner adverse to Solitario without Solitario's consent in its sole and absolute discretion;
(h)	there will not be pending or threatened in writing any Proceeding by any Governmental Authority or any other person that is reasonably likely to result in any:
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(i)	prohibition or restriction on the acquisition by Solitario of any Zazu Shares or the completion of the Arrangement or any person obtaining from any of the Parties any material damages directly in connection with the Arrangement;
(ii)	prohibition or material limit on the ownership by Solitario of Zazu or any material portion of their respective businesses; or
(i)	imposition of limitations on the ability of Solitario to acquire or hold, or exercise full rights of ownership of, any Zazu Shares, including the right to vote such Zazu Shares; and
(j)	each of the Supporting Zazu Shareholders will have entered into a Zazu Support Agreement (in form and substance satisfactory to Solitario) with Solitario, none of such Zazu Support Agreements will have been terminated and none of the Supporting Zazu Shareholders will have breached, in any material respect, any of the representations, warranties and covenants thereof.

Article 8
GENERAL

8.1              Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(a)	if to Solitario as follows:

Solitario Exploration & Royalty Corp.
4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033

Attention: Chief Executive Officer
Telephone: 303-534-1030
Facsimile: 303-534-1809

with a copy (which will not constitute notice) to:

Fogler, Rubinoff LLP
77 King Street West, Suite 3000
TD Centre
Toronto, Ontario
Canada M5K 1G8

Attention: Rick Moscone
Email: rmoscone@foglers.com

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(b)	if to Zazu:

Zazu Metals Corporation
Suite 500 Park Place
666 Burrard Street
Vancouver, British Columbia
V6C 3P6

Attention: Gil Atzmon
Telephone: 604-878-9298
Facsimile No.: 877-878-7098

with a copy (which will not constitute notice) to:

McCullough O’Connor Irwin LLP
Suite 2600, Oceanic Plaza
1066 West Hastings Street
Vancouver, BC V6E 3X1

Attention: David Gunasekera
Email: dgunasekera@moisolicitors.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

8.2              Assignment

Zazu agrees that Solitario may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of Solitario, provided that Solitario will continue to be liable jointly and severally with such subsidiary for all obligations hereunder. Subject to the foregoing, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

8.3              Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

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8.4              Time of Essence

Time is of the essence of this Agreement.

8.5              Public Announcements

No Party will issue any press release or otherwise make written public statements with respect to the Arrangement or this Agreement without the consent of the other Parties (which consent will not be unreasonably withheld, conditioned or delayed). Zazu will not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with Solitario, and Solitario will not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with Zazu, provided, however, that the foregoing will be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure will use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required by Section 5.1, Zazu will have no obligation to obtain the consent of or consult with Solitario prior to any press release, public statement, disclosure or filing by Zazu with regard to an Acquisition Proposal or a Change of Recommendation.

8.6              Governing Law; Attornment; Service of Process

This Agreement will be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

8.7              Entire Agreement

This Agreement constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter thereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Confidentiality Agreement.

8.8              Amendment

(a)	This Agreement may, at any time and from time to time before or after the holding of the Zazu Meeting but not later than the Effective Time, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Zazu Shareholders, and any such amendment may, without limitation:
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(i)	change the time for performance of any of the obligations or acts of the Parties;
(ii)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or
(iii)	waive compliance with or modify any of the conditions precedent referred to in Article 7 or any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties, provided, however, that no such amendment may reduce or materially affect the Consideration to be received by the Zazu Shareholders under the Arrangement without their approval at the Zazu Meeting or, following the Zazu Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

(b)	Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

8.9              Waiver and Modifications

Either Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Party hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.10          Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would prevent or significantly impede or materially delay the completion of the Arrangement.

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8.11          Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, the Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule or construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

8.12          Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.13          Injunctive Relief

Subject to Section 5.2(f), the Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

8.14          No Personal Liability

(a)	No director, officer or employee of Solitario will have any personal liability to Zazu under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of Solitario.
(b)	No director, officer or employee of Zazu will have any personal liability to Solitario under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of Zazu.

8.15          Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLITARIO EXPLORATION & ROYALTY CORP.
Per:
Name: Chris Herald Title: President & CEO

ZAZU METALS CORPORATION
Per:
Name: Gil Atzmon Title: President & CEO
I have authority to bind the Corporation

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SCHEDULE "A"
FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

Article 1
INTERPRETATION

1.1              Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the respective meanings set out below and grammatical variations of those terms will have corresponding meanings:

(a)	"Arrangement" means the arrangement under the provisions of Section 192 of the CBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.8 of the Arrangement Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Zazu and Solitario, each acting reasonably;
(b)	"Arrangement Agreement" means the arrangement agreement made as of April 26, 2017 between Solitario and Zazu, including the schedules thereto, as the same may be supplemented or amended from time to time in accordance with its terms;
(c)	"Arrangement Resolution" means the special resolution of the Zazu Shareholders approving the Arrangement to be considered at the Zazu Meeting;
(d)	"Articles of Arrangement" means the articles of arrangement of Zazu in respect of the Arrangement, to be filed with the Director after the Final Order is made;
(e)	"Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Denver Colorado, Vancouver, British Columbia or in Toronto, Ontario are authorized or required by applicable Law to be closed;
(f)	"CBCA" means the Canada Business Corporations Act including all regulations made thereunder;
(g)	"Consideration" means pursuant to the Plan of Arrangement, in respect of each Zazu Share, 0.3572 of a Solitario Share;
(h)	"Court" means the Ontario Superior Court of Justice;
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(i)	"CRA" means the Canada Revenue Agency;
(j)	"Depositary" means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Zazu Shares for the Consideration in connection with the Arrangement;
(k)	"Director" means the Director appointed pursuant to Section 260 of the CBCA
(l)	"Dissent Rights" has the meaning ascribed thereto in Section 4.1;
(m)	"Dissenting Zazu Shareholder" means a registered holder of Zazu Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;
(n)	"Dissenting Shares" means the Zazu Shares held by Dissenting Zazu Shareholders in respect of which such Dissenting Zazu Shareholders have given Notice of Dissent;
(o)	"Effective Date" means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate giving effect to the Arrangement as issued by the Director pursuant to Section 192(7) of the CBCA;
(p)	"Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date or such other time as Zazu and Solitario may agree upon in writing;
(q)	"Fair Market Value" with reference to:
(i)	a Zazu Share means the amount that is the closing price of the Zazu Shares on the TSXV on the last trading day immediately before the Effective Time;
(ii)	a Solitario Share means the amount that is the closing price of the Solitario Shares on the TSX on the first trading day immediately after the Effective Time.
(r)	"Final Order" means the final order of the Court approving the Arrangement, in a form acceptable to Zazu and Solitario, each acting reasonably, granted pursuant to Section 192(4) of the CBCA, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both Zazu and Solitario, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both Zazu and Solitario, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;
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(s)	"Former Zazu Shareholders" means the holders of Zazu Shares immediately prior to the Effective Time;
(t)	"Governmental Authority" means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including any stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;
(u)	"holder", when used with reference to any securities of Zazu, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Zazu in respect of such securities;
(v)	"Interim Order" means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2(a) of the Arrangement Agreement, after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued and the Replacement Options deemed to be issued pursuant to the Arrangement, in a form acceptable to Zazu and Solitario, each acting reasonably, providing for, among other things, the calling and holding of the Zazu Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of both Zazu and Solitario, each acting reasonably;
(w)	"Liens" means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, option, right of first offer or first refusal or other charge or encumbrance of any kind and adverse claim;
(x)	"Notice of Dissent" means a notice of dissent duly and validly given by a registered holder of Zazu Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;
(y)	"Plan of Arrangement" means this plan of arrangement, including any appendices hereto, and any amendments, modifications or supplements hereto made from time to time in accordance with the terms hereof or made at the direction of the Court in the Final Order, with the consent of Zazu and Solitario, each acting reasonably;
(z)	"Replacement Options" will mean the Solitario options that will be exchanged by Solitario for Zazu Options upon completion of the Arrangement pursuant to Section 3.1 of this Plan of Arrangement;
(aa)	"Solitario" means Solitario Exploration and Royalty Corp., a corporation incorporated under the laws of the State of Colorado;
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(bb)	"Solitario Incentive Plans" means the Share Option and Incentive Share Plan originally originally adopted effective June 18, 2013;
(cc)	"Solitario Option In-The-Money Amount" means the amount, if any, by which the total Fair Market Value of the Solitario Shares immediately following the Effective Time that a holder is entitled to acquire on exercise of the Zazu Option or the Temex Option at and from the Effective Time exceeds the aggregate exercise price to acquire such Solitario Shares;
(dd)	"Solitario Shares" means common shares in the capital of Solitario;
(ee)	"Tax Act" means the Income Tax Act (Canada) including all regulations thereunder;
(ff)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;
(gg)	"U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended;
(hh)	"Zazu" means Zazu Metals Corporation, a corporation incorporated under the laws of Canada;
(ii)	"Zazu Letter of Transmittal" means the letter of transmittal to be delivered by Zazu to the Zazu Shareholders providing for the delivery of Zazu Shares to the Depositary;
(jj)	"Zazu Meeting" means the special meeting of the Zazu Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;
(kk)	"Zazu Option" means an option to acquire a Zazu Share granted pursuant to the Zazu Option Plan which are outstanding and unexercised, whether or not vested;
(ll)	"Zazu Option In-The-Money-Amount" in respect of a Zazu Option means the amount, if any, by which the total Fair Market Value of the Zazu Shares that a holder is entitled to acquire on exercise of the Zazu Option immediately before the Effective Time exceeds the aggregate exercise price to acquire such Zazu Shares;
(mm)	"Zazu Option Plan" means the stock option plan of Zazu last approved by the Zazu Shareholders on June 27, 2016;
(nn)	"Zazu Optionholder" means a holder of one or more Zazu Options;
(oo)	"Zazu Rights Plan" means the amended and restated shareholder rights plan agreement dated June 27, 2016, between Zazu and Computershare Investor Services Inc. (formerly Olympia Transfer Services Inc.), as rights agent;
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(pp)	"Zazu Shareholder" means a holder of one or more Zazu Shares; and
(qq)	"Zazu Shares" means the common shares in the capital of Zazu.

Any capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein or in the Arrangement Agreement will have the same meaning herein as in the CBCA unless the context otherwise requires.

1.2              Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "Section" or "paragraph" followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

1.3              Number

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

1.4              Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.5              Time

Time will be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any letter of transmittal contemplated herein is local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6              Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

Article 2
EFFECT OF THE ARRANGEMENT

2.1              Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which will occur in the order set forth herein.

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2.2              Binding Effect

This Plan of Arrangement will become effective at the Effective Time and will be binding upon Solitario, Zazu, the Zazu Shareholders and the Zazu Optionholders.

Article 3
ARRANGEMENT

3.1              The Arrangement

Commencing at the Effective Time, each of the events set out below will occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality of or by Zazu, Solitario or any other person:

(a)	notwithstanding the terms of the Zazu Rights Plan, the Zazu Rights Plan shall be terminated and all rights issued pursuant to the Zazu Rights Plan shall be cancelled without any payment in respect thereof;

(b)               each Zazu Share held by a Dissenting Zazu Shareholder will be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to Zazu and Zazu will thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of such holder will be removed from the central securities register of Zazu as a holder of Zazu Shares and the Zazu Shares so transferred will be cancelled;

(c)	each issued Zazu Share held by a Former Zazu Shareholder (other than a Dissenting Zazu Shareholder or Solitario or any subsidiary of Solitario) will be transferred to Solitario (free and clear of any Liens) and in consideration therefor Solitario will issue Solitario Shares on the basis of 0.3572 of a fully paid and non-assessable Solitario Share for each Zazu Share, subject to Section 3.3 and Article 5 hereof;
(d)	at the same time as the steps in Sections 3.1(a) and 3.1(c), with respect to each Zazu Share,
(i)	the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Zazu Share and the name of the holder thereof will be removed from the central securities register of Zazu with respect to such Zazu Share;
(ii)	legal and beneficial title to such Zazu Share (other than a Zazu Share transferred to Zazu by a Dissenting Zazu Shareholder) will vest in Solitario and Solitario will be and be deemed to be the transferee and legal and beneficial owner of such Zazu Share (free and clear of any Liens) and will be entered in the central securities register of Zazu as the sole holder thereof; and
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(iii)	legal and beneficial title to Zazu Shares held by a Dissenting Zazu Shareholder will be transferred to Zazu and the Zazu Shares so transferred will be cancelled;
(e)	each Zazu Option, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a Replacement Option to purchase a number of Solitario Shares equal to the product of 0.3572 multiplied by the number of Zazu Shares issuable on exercise of such Zazu Option immediately prior to the Effective Time for an exercise price per Solitario Share equal to the exercise price per share of such Zazu Option immediately prior to the Effective Time divided by 0.3572 and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Solitario Share, then the number of Solitario Shares subject to such Replacement Option will be rounded down to the next whole number of Solitario Shares) and the Zazu Options will thereupon be cancelled. The term of expiry, conditions to and manner of exercise and other terms and conditions of the Replacement Option will be the same as the terms and conditions of the Zazu Options for which it is exchanged except that such Replacement Option will be governed by the terms and conditions of the Solitario Incentive Plans and, in the event of any inconsistency or conflict the Solitario Incentive Plans will govern. Notwithstanding the foregoing, no such Replacement Option shall expire due to the holder ceasing to hold office or ceasing to be an employee or consultant and each such Replacement Option shall terminate on the earlier of (i) the date of expiry of the Zazu Option for which it was exchanged and (ii) the date 18 months after the Effective Date. Any document previously evidencing the Zazu Option will thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Option will be issued;

If the adjustment to the Zazu Options contemplated by this paragraph results in a disposition of Zazu Options for options to acquire Solitario Shares or "new" Zazu Options, it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to any such disposition. In the event that the Solitario Option In-The-Money Amount exceeds the Zazu Option In-The-Money Amount in respect of the Zazu Option exchanged in accordance with this Section 3.1(e), the number of Solitario Shares which may be acquired on exercise of the Zazu Option at and after the Effective Time will be adjusted accordingly with effect at and from the Effective Time to ensure that the Solitario Option In-The-Money Amount does not exceed the Zazu Option In- The-Money Amount;

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(f)	each Zazu Optionholder and Zazu Shareholder, with respect to each step set out above applicable to such holder, will be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Zazu Option and Zazu Share, as the case may be, in accordance with such step; and
(g)	Zazu will file an election with the CRA to cease to be a public corporation for the purposes of the Tax Act.

3.2              Post Effective Time Procedures

(a)	Following the receipt of the Final Order and prior to the Effective Date, Solitario will deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the Solitario Shares required to be issued to Former Zazu Shareholders in accordance with the provisions of Section 3.1 hereof, which certificates will be held by the Depositary as agent and nominee for such Former Zazu Shareholders for distribution to such Former Zazu Shareholders in accordance with the provisions of Article 5 hereof.
(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed Zazu Letter of Transmittal by a registered Former Zazu Shareholder together with certificates representing Zazu Shares and such other documents as the Depositary may require, Former Zazu Shareholders will be entitled to receive delivery of the certificates representing the Solitario Shares to which they are entitled pursuant to Section 3.1 hereof.

3.3              No Fractional Solitario Shares

In no event will any Zazu Shareholders be entitled to a fractional Solitario Share. Where the aggregate number of Solitario Shares to be issued to a Zazu Shareholder as consideration under or as a result of this Arrangement would result in a fraction of a Solitario Share being issuable, the number of Solitario Shares to be received by such securityholder will be rounded down to the nearest whole number of Solitario Shares and no former Zazu Shareholder will be entitled to any compensation in respect of a fractional Solitario Share.

3.4              U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code and this Plan of Agreement and the Arrangement Agreement are intended to be a "plan of reorganization" within the meaning of the Treasury Regulations promulgated under Section 368 of the Code for purposes of Sections 354 and 361 of the Code.

Article 4
DISSENT RIGHTS

4.1              Rights of Dissent

Pursuant to the Interim Order, each registered Zazu Shareholder may exercise rights of dissent ("Dissent Rights") under Section 190 of the CBCA as modified by this Article 4 as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that the written objection to the Arrangement Resolution contemplated by Section 190(5) of the CBCA must be sent to and received by Zazu not later than 5:00 p.m. (Eastern time) on the Business day immediately preceding the date of the Zazu Meeting or any date to which the Zazu

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Meeting may be postponed or adjourned. Zazu Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value from Zazu, for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have irrevocably transferred such Dissenting Shares to Zazu pursuant to Section 3.1(a) in consideration of such fair value; or
(b)	are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Zazu Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(a) and be entitled to receive only the consideration set forth in Section 3.1(c);

but in no case will Zazu or Solitario or any other person be required to recognize such holders as holders of Zazu Shares after the completion of the steps set forth in Section 3.1, and each Dissenting Zazu Shareholder will cease to be entitled to the rights of a Zazu Shareholder in respect of the Zazu Shares in relation to which such Dissenting Zazu Shareholder has exercised Dissent Rights and the central securities register of Zazu will be amended to reflect that such former holder is no longer the holder of such Zazu Shares as and from the completion of the steps in Section 3.1.

Article 5
CERTIFICATES

5.1              Payment of Consideration

(a)	As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented outstanding Zazu Shares that were transferred under Section 3.1, together with a duly completed Zazu Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require and such other documents and instruments as would have been required to effect such transfer under the CBCA and the articles of Zazu after giving effect to Section 3.1 the former holder of such Zazu Shares will be entitled to receive in exchange therefor, and the Depositary will deliver to such holder following the Effective Time, or, if requested by such former holder in the Zazu Letter of Transmittal, make available for pick up at its offices during normal business hours, the Consideration, comprised of a certificate representing the Solitario Shares that such holder is entitled to receive in accordance with Section 3.1 hereof, less any amounts withheld pursuant to Section 5.4.
(b)	Subject to Section 5.3, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Zazu Shares will be deemed after the time described in Section 3.1 to represent only the right to receive from the Depositary upon such surrender the Consideration, comprised of a certificate representing the Solitario Shares, less any amounts withheld pursuant to Section 5.4.

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(c)	Zazu and Solitario will cause the Depositary, as soon as a Former Zazu Shareholder becomes entitled to the Consideration in accordance with Section 3.1, to:
(i)	forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Zazu Letter of Transmittal;
(ii)	if requested by such former holder in the Zazu Letter of Transmittal make available at the offices of the Depositary specified in the Zazu Letter of Transmittal; or
(iii)	if the Zazu Letter of Transmittal neither specifies an address as described in Section 5.1(c)(i) nor contains a request as described in Section 5.1(c)(ii), forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the applicable securities register maintained by or on behalf of Zazu immediately prior to the Effective Time;

a certificate representing the Solitario Shares issuable to such Former Zazu Shareholder in accordance with the provisions hereof.

(d)	No Zazu Shareholders or Zazu Optionholders will be entitled to receive any consideration or entitlement with respect to such Zazu Shares or Zazu Options other than any consideration or entitlement to which such holder is entitled to receive in accordance with Sections 3.1 and this Section 5.1 and the other terms of this Plan of Arrangement and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

5.2              Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Zazu Shares that were acquired by Solitario or Zazu pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Zazu Shares, the Depositary will deliver to such person or make available for pick up at its offices in exchange for such lost, stolen or destroyed certificate, the Consideration, comprised of a certificate representing the Solitario Shares which the former holder of such Zazu Shares is entitled to receive pursuant to Section 3.1 hereof in accordance with such holder's Zazu Letter of Transmittal. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former holder of such Zazu Shares will, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Zazu, Solitario and the Depositary in such sum as Solitario may direct or otherwise indemnify Zazu and Solitario in a manner satisfactory to Zazu and Solitario against any claim that may be made against Zazu or Solitario with respect to the certificate alleged to have been lost, stolen or destroyed.

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5.3              Extinction of Rights

If any Former Zazu Shareholder fails to deliver to the Depositary the certificates, documents or instruments required to be delivered to the Depositary under Section 5.1 or Section 5.2 in order for such Former Zazu Shareholder to receive the Consideration which such former holder is entitled to receive pursuant to Section 3.1, on or before the sixth anniversary of the Effective Date, on the sixth anniversary of the Effective Date (i) such former holder will be deemed to have donated and forfeited to Solitario or its successor any Consideration held by the Depositary in trust for such former holder to which such former holder is entitled and (ii) any certificate representing Zazu Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Solitario and will be cancelled. Neither Zazu nor Solitario, or any of their respective successors, will be liable to any person in respect of any Consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to Zazu or Solitario or delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

5.4              Withholding Rights

Subject to the provisions of any applicable income tax treaty between Canada and the country where the recipient is resident, Zazu, Solitario and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any Zazu Shareholder or Zazu Optionholder under this Plan of Arrangement (including any payment to Dissenting Zazu Shareholders) such amounts as Zazu, Solitario or the Depositary may be required or permitted to deduct and withhold with respect to such payment or deliverable under the Tax Act, the Tax Code and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax Law. For the purposes hereof, all such withheld amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of Zazu, Solitario or the Depositary, as the case may be. To the extent necessary, such deductions and withholdings may be effected by selling any Solitario Shares to which any such person may otherwise be entitled under this Plan of Arrangement, on such terms as Solitario reasonably determines, and any amount remaining following the sale, deduction and remittance will be paid to the person entitled thereto as soon as reasonably practicable.

5.5              No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement will be free and clear of any Liens or other claims of third parties of any kind.

5.6              Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Zazu Shares and Zazu Options issued prior to the Effective Time, (b) the rights and obligations of the Zazu Shareholders, Zazu, Solitario, the Depositary and any transfer agent or other depositary therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Zazu Shares and Zazu Options will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

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Article 6
AMENDMENTS

6.1              Amendments to Plan of Arrangement

(a)	Zazu reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Solitario, (iii) filed with the Court and, if made following the Zazu Meeting, approved by the Court and (iv) communicated to or approved by the Zazu Shareholders if and as required by the Court.
(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Zazu at any time prior to the Zazu Meeting (provided that Solitario has consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Zazu Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.
(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Zazu Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of Zazu and Solitario and (ii) if required by the Court or applicable Law, is consented to by Zazu Shareholders voting in the manner directed by the Court.
(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Solitario provided that it concerns a matter which, in the reasonable opinion of Solitario, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Former Zazu Shareholder.
(e)	Solitario will be entitled to propose an amendment, modification or supplement to this Plan of Arrangement at any time prior to the Effective Time and, unless such proposal will be adverse to the financial or economic interests of any Zazu Shareholder, Zazu will propose and implement such amendment, modification or supplement in accordance with the process described in paragraphs (a) to (c) of this Section 6.1, as may be applicable.

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Article 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Zazu and Solitario will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

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SCHEDULE "B"
ARRANGEMENT RESOLUTION

RESOLUTION OF THE SHAREHOLDERS
OF ZAZU METALS CORPORATION (the "Company")

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

A.	The arrangement (as it may be modified or amended, the "Arrangement") under Section 192 of the Canada Business Corporations Act involving the Company and its shareholders, all as more particularly described and set forth in the plan of arrangement (as it may be modified or amended, the "Plan of Arrangement") attached as an appendix to the Management Information Circular of the Company dated ►, 2017 (the "Information Circular"), is hereby authorized, approved and agreed to (the "Arrangement Resolution").
B.	The Arrangement Agreement dated as of April 26, 2017 between the Company and Solitario Exploration and Royalty Corp., as it may be amended from time to time (the "Arrangement Agreement"), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.
C.	The stated capital account maintained in respect of the common shares of the Company be reduced by the amount that is not represented by realizable assets in accordance with Section 38 of the CBCA (the "Capital Reduction") in connection with the Arrangement (the "Capital Reduction Resolution").
D.	Notwithstanding that the Arrangement Resolution has been passed (and the Arrangement approved and agreed to) by shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Company are hereby authorized and empowered without further approval of any shareholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement, or (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).
E.	Notwithstanding that the Capital Reduction Resolution has been passed by shareholders of the Company, the directors of the Company are hereby authorized and empowered without further approval of any shareholders of the Company to revoke this special resolution and not proceed with the Capital Reduction at any time prior to the Effective Time (as defined in the Arrangement Agreement).
F.	Any one director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person's opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

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SCHEDULE "C"
SHARE ISSUANCE RESOLUTION

RESOLUTION OF THE SHAREHOLDERS
OF Solitario Exploration & Royalty Corp. (the "Company")

The text of the Share Issuance Resolution which the shareholders of the Company will be asked to pass in writing or at the Solitario Meeting is as follows:

BE IT RESOLVED THAT:

A.	The Company is hereby authorized to issue such number of common shares in the capital of the Company as is necessary to allow the Company to acquire 100% ownership of Zazu Metals Corporation ("Zazu") pursuant to an arrangement transaction (the "Arrangement") in accordance with an arrangement agreement dated as of April 26, 2017 between Zazu and the Company, as it may be amended from time to time (the "Arrangement Agreement"), as more particularly described in the Company's management information circular dated May ►, 2017 (the "Circular"), including, but not limited to, the issuance of common shares in the capital of the Company upon the exercise of replacement options of the Company issued in exchange for options of Zazu and its subsidiaries and the issuance of common shares in the capital of the Company for any other matters contemplated by or related to the Arrangement (as the Arrangement may be, or may have been, modified or amended in accordance with its terms).
B.	The Company is hereby further authorized to issue such number of common shares in the capital of the Company as is necessary to meet its obligations to Zazu as contemplated in the Arrangement Agreement.
C.	Notwithstanding that this resolution has been duly passed by the holders of the common shares of the Company, the directors of the Company are hereby authorized and empowered, if they decide not to proceed with the aforementioned resolution, to revoke this resolution at any time prior to the closing date of the Arrangement, without further notice to or approval of the shareholders of the Company; and
D.	The directors and officers of the Company or any one or more of them be and they are hereby authorized to do such things as may be necessary or desirable to accomplish the foregoing.

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SCHEDULE "D"
REPRESENTATIONS AND WARRANTIES OF ZAZU

1.	Organization and Qualification. Zazu was duly incorporated and is validly existing and in good standing under the CBCA, and has full corporate power and authority to own, lease and operate its assets and conduct its business as now owned, leased, operated and conducted. Zazu is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. True and complete copies of the constating documents of Zazu have been delivered or made available to Solitario, and Zazu has not taken any action to amend or supersede such documents.
2.	Subsidiaries.
(a)	Zazu does not have any subsidiaries except Zazu Metals (Alaska) Corporation existing under the Laws of the State of Alaska;
(b)	All of the outstanding shares in the capital of the subsidiary is owned directly or indirectly by Zazu and are: (A) validly issued and fully-paid and all such shares are owned free and clear of all Liens of any kind or nature whatsoever; and (B) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares, and no person has any right for the purchase of any interest in such shares or for the issue or allotment of any unissued shares or other securities of such subsidiary.
(c)	Zazu's subsidiary is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each has full corporate power and authority to own, lease and operate its assets and conduct its business as now owned, leased, operated and conducted.
(d)	Zazu's subsidiary is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. True and complete copies of the constating documents of Zazu's subsidiary have been delivered or made available to Solitario, and neither Zazu nor its subsidiary has taken any action to amend or supersede such documents.
(e)	Other than the subsidiary listed hereinabove, neither Zazu nor its subsidiary owns more than 5% of the issued and outstanding (on a fully diluted basis) any capital stock, or other equity interests in any person.
3.	Authority Relative to this Agreement. Zazu has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the Arrangement. The execution and delivery of this Agreement by Zazu and the consummation by Zazu of the transactions contemplated by this Agreement have been duly authorized by the Zazu Board, and no other corporate proceedings on the part of Zazu are necessary to authorize this Agreement other than the Zazu Shareholder Approval. This Agreement has been duly executed and delivered by Zazu and constitutes a valid and binding obligation of Zazu, enforceable by Solitario against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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4.	Required Approvals and Consent. Other than the Interim Order, the Final Order, and the filing of the Certificate of Arrangement and Articles of Arrangement, such filings and other actions required under applicable Securities Laws or any other applicable securities Laws, the approvals of the TSXV, no Authorization, consent or approval of, or filing with, any Governmental Authority or other authority is necessary on the part of Zazu: (i) in connection with the execution and delivery of this Agreement or the performance by it of its obligations hereunder or the consummation by it of the Arrangement or for the completion of the Arrangement; or (ii) in order that the right and authority of Zazu to carry on its business in the ordinary course and in the manner as presently conducted remains in good standing and in full force and effect as of and following the closing of the Arrangement; or (iii) to not to cause or result in any loss of any rights or assets or any interest therein held by Zazu or any of its subsidiaries or affiliates, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or delay consummation of the Arrangement.
5.	No Violation. The execution and delivery by Zazu of this Agreement and the performance by it of its covenants hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of any provision of the constating documents of Zazu or those of its subsidiary or affiliates and will not:
(a)	violate, conflict with or result in a breach of:
(i)	any agreement, Contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Zazu or its subsidiary or affiliates is a party, or by which Zazu or any of its subsidiary or affiliates is bound; or
(ii)	any Law to which Zazu or any of its subsidiary or affiliates is subject or by which Zazu or any of its subsidiary or affiliates is bound;
(b)	give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, Contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit;
(c)	result in the creation or imposition of any Liens upon any of the properties or assets of Zazu or its subsidiary or affiliates or restrict, hinder, impair or limit the ability of Zazu or any of its subsidiary or affiliates to conduct its business as and where it is now being conducted; or
(d)	give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, Contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit.

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6.	No Rights to Purchase Assets. Except as disclosed in Section 6 of the Zazu Disclosure Letter, no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase the whole or part of the assets of any member of the Zazu Group, and there are no active areas of mutual interest provisions or areas of exclusion in any contracts binding upon any member of the Zazu Group, or otherwise to which the assets of any member of the Zazu Group are subject.
7.	Capitalization.
(a)	The authorized share capital of Zazu consists of an unlimited number of Zazu Shares. As at the date of this Agreement there are: (i) 55,398,051 Zazu Shares validly issued and outstanding as fully-paid and non-assessable shares of Zazu; and (ii) 4,990,000 outstanding Zazu Options providing for the issuance of 4,990,000 Zazu Shares upon the exercise thereof. Other than the Zazu Options and as otherwise disclosed in Section 7(b) below and in the Zazu Disclosure Letter, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments, or obligations of Zazu or any of its subsidiary or affiliates to issue or sell any shares of Zazu or of any of its subsidiary or affiliates or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Zazu or any of its subsidiary or affiliates, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Zazu or any of its subsidiary or affiliates, and no person is entitled to any pre-emptive or other similar right granted by Zazu or its subsidiary.
(b)	Section 7(b) of the Zazu Disclosure Letter sets forth, as of the date hereof, a true and complete list setting out the name of the holders, the exercise price, date of grant and expiry date of the Zazu Options.
(c)	All Zazu Shares that may be issued pursuant to the exercise of outstanding Zazu Options will, when issued in accordance with their respective terms, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.
(d)	There are no outstanding bonds, or other evidences of indebtedness of Zazu or its subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Zazu Shareholders on any matter. There are no outstanding contractual obligations of Zazu or its subsidiary or affiliates to repurchase, redeem or otherwise acquire any Zazu Shares or any shares of any of its subsidiary or affiliates or with respect to the voting or disposition of any outstanding securities of Zazu or its subsidiary. No holder of securities issued by Zazu or its subsidiary has any right to compel Zazu or its subsidiary to register or otherwise qualify such securities for public sale in Canada, the United States or elsewhere. No subsidiary of Zazu owns any Zazu Shares.

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8.	Reporting Issuer Status and Securities Laws Matters. Zazu is a "reporting issuer" within the meaning of applicable Securities Laws in all provinces of Canada except Québec. Zazu is not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Zazu, and Zazu is not in default of any material provision of applicable Securities Laws. Trading in the Zazu Shares on the TSXV is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Zazu is pending or, to the knowledge of Zazu, threatened. No inquiry, review or investigation (formal or informal) of Zazu by any securities commission or similar regulatory authority under applicable Securities Laws, or to the TSXV is in effect or ongoing or expected to be implemented or undertaken. Except as set forth above in this Section 8, Zazu is not subject to continuous disclosure or other public reporting requirements under any Securities Laws or any other securities Laws. The documents and information comprising the Zazu Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSXV and were true, correct and complete in all material respects and did not contain any misrepresentation. Zazu is up-to-date in all forms, reports, statements and documents, including financial statements and management's discussion and analysis, required to be filed by Zazu under applicable Securities Laws and the rules and policies of the TSXV. Zazu has not filed any confidential material change report that at the date hereof remains confidential.
9.	Financial Statements.
(a)	The Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor's report thereon. The Financial Statements present fairly, in all material respects, the assets, liabilities and financial condition of Zazu as at the respective dates thereof and the net earnings (losses), comprehensive income (loss), results of operations, changes in shareholders' equity and cash flows of the Zazu Group for the periods covered thereby. There are no outstanding loans made by Zazu or its subsidiary to any executive officer or director of Zazu or any of its subsidiaries or affiliates.
(b)	Other than as disclosed in the Zazu Disclosure Record, neither Zazu nor its subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Zazu or its subsidiary and affiliates, on the one hand, and any unconsolidated affiliate, including any structure finance, special purpose or limited purpose entity or person, on the other hand) where the result, purpose or effect of such contract is to avoid disclosure of any transaction involving, or liabilities of, Zazu or its subsidiary and affiliates, in the published financial statements of Zazu or the Zazu Disclosure Record.

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(c)	Since December 31, 2016, neither Zazu nor its subsidiary nor any director, officer, employee, consultant, auditor, accountant or representative of Zazu or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Zazu or its subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion, or Claim that Zazu or its subsidiary has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Zazu Board.
10.	Undisclosed Liabilities. Except for: (i) liabilities and obligations that are specifically presented on the audited balance sheet of Zazu as of December 31, 2016 (the "Zazu Balance Sheet") or disclosed in the notes thereto; and (ii) liabilities and obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2016; (B) pursuant to the terms of this Agreement or otherwise in connection with this Arrangement, (C) disclosed in the Zazu Disclosure Record prior to the date hereof or (D) disclosed in Section 10 of the Zazu Disclosure Letter, neither Zazu nor its subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Without limiting the foregoing, the Zazu Balance Sheet reflects provisions in accordance with IFRS, specifically International Accounting Standard 37 relating to contingent liabilities for pending litigation and other contingent obligations of Zazu and its subsidiary, which represent the best estimate of the expenditure required to settle the present obligation at the end of the reporting period.
11.	Auditors. There has not been a reportable disagreement (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with Zazu's auditors;
12.	Absence of Certain Changes. Since December 31, 2016:
(a)	Zazu and its subsidiary and affiliates have conducted their respective businesses only in the ordinary course of business and consistent with past practice;
(b)	there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have a Zazu Material Adverse Effect;
(c)	there has not been any material write-down by Zazu of any of the assets of Zazu;
(d)	no member of the Zazu Group has approved or has entered into any agreement in respect of the purchase of assets or any interest therein or the sale, transfer or other disposition of any portion of its assets or any interest therein currently owned by Zazu and its subsidiary and affiliates, whether by asset sale, transfer of shares or otherwise, or the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of any member of the Zazu Group);

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(e)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Zazu Material Adverse Effect has been incurred;
(f)	no member of the Zazu Group, or any of the directors, officers, employees, consultants or auditors of Zazu and its subsidiary and affiliates, has received or otherwise had or obtained knowledge of any fraud or complaint, allegation, assertion or Claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of any member of the Zazu Group or their respective internal accounting controls;
(g)	there has not been any change in the accounting practices used by Zazu and its subsidiary;
(h)	there has not been any redemption, repurchase or other acquisition of Zazu Shares by Zazu, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Zazu Shares;
(i)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than in the ordinary course of business;
(j)	there has not been any entering into, or an amendment of, any Zazu Material Contract;
(k)	there has not been any satisfaction or settlement of any Claims or liabilities that were not reflected in the Financial Statements;
(l)	there has not been any material increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Zazu or its subsidiary or affiliates;
(m)	except as disclosed in Section 27 of the Zazu Disclosure Letter, there has not been any material increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Zazu or its subsidiary or affiliates; and
(n)	Zazu has not agreed, announced, resolved or committed to do any of the foregoing.
13.	Compliance with Laws.
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(a)	No member of the Zazu Group is in conflict with, or in default (including cross defaults) under or in violation of: (A) its constating documents or, as applicable, equivalent organizational documents; or (B) any agreement or understanding to which it or by which any of the properties or assets in which it has a controlling interest or an option to acquire a controlling interest is bound or affected.
(b)	Each member of the Zazu Group has conducted and is conducting the business thereof in compliance in all material respects with all applicable Laws, tariffs and directives of each jurisdiction in which it carries on business and possesses all Authorizations issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance with the terms and conditions of all such Authorizations and with all Laws, tariffs and directives, and no member of the Zazu Group has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization.
(c)	No member of the Zazu Group and none of their respective directors, officers, supervisors, managers, employees, or agents has: (A) violated any applicable anti-bribery, export control, and economic sanctions Laws, including the Corruption of Foreign Public Officials Act (Canada), and the United States Foreign Corrupt Practice Act, (B) made or authorized any contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in Canada, other jurisdictions in which the Zazu Group has assets or any other jurisdiction other than in accordance with applicable Laws, (C) used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (D) violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing or any other applicable Law of any locality.
(d)	The operations of Zazu and its subsidiary are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Authority involving Zazu or its subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Zazu, threatened.
14.	Permits. The Zazu Group has obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the assets of Zazu or its subsidiary and its affiliates (including in respect of the Zazu Properties) or otherwise in connection with the current business or operations of Zazu or its subsidiary and affiliates, and such authorizations are in full force and effect. Zazu and its subsidiary and affiliates have fully complied with and are in compliance with all Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of Zazu, threatened regarding any of the Authorizations. No member of the Zazu Group has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any person to revoke or refuse to renew any of such Authorizations, and all such Authorizations continue to be effective in order for Zazu and its subsidiary and affiliates to continue to conduct their respective businesses as they are currently being conducted.

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15.	Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding (collectively, "Proceedings") against or involving Zazu or its subsidiary (whether in progress or, to the knowledge of Zazu, threatened).

There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against Zazu or its subsidiary in respect of its businesses, properties or assets.

16.	Insolvency. No act or proceeding has been taken by or against Zazu or its subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Zazu or its subsidiary or for the appointment of a trustee, receiver, manager or other administrator of Zazu or its subsidiary or any of its properties or assets nor is any such act or proceeding, to the knowledge of Zazu, threatened. Neither Zazu nor its subsidiary has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or similar legislation. Neither Zazu nor its subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Zazu or its subsidiary to conduct its business in all material respects as it has been carried on prior to the date hereof, or that has had or would reasonably be expected to have, individually or in the aggregate, a Zazu Material Adverse Effect or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
17.	Operational Matters.
(a)	All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Zazu and its subsidiary and affiliates, have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof.
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(b)	All costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Contracts and agreements to which Zazu or its subsidiary and affiliates is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
18.	Mineral Rights. Each of Zazu and its subsidiary:
(a)	has good and sufficient title, free and clear of any title defect or Liens, to all of its interests in the Zazu Properties, including fee simple estates, leases, surface rights, rights of way, access rights and water rights, easements, permits and licences from landowners, Governmental Authorities or other authorities permitting the use of land but excluding the Zazu Mineral Rights (as defined below) (collectively, the "Zazu Real Property Interests"), and the Zazu Real Property Interests permit the use of land by Zazu and its subsidiary and affiliates necessary to permit the operation of their respective businesses as currently being conducted to the exclusion of all other persons;
(b)	holds its mineral concessions, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine minerals, concentrates, ore or metals for development purposes on the Zazu Properties as described in the Zazu Disclosure Record (collectively, the "Zazu Mineral Rights"), free and clear of any Liens; and
(c)	does not own or have any interest in any real property or hold any mineral rights or interests other than the Zazu Real Property Interests and the Zazu Mineral Rights.
19.	Ownership. Except as disclosed in Section 19 of the Zazu Disclosure Letter, and applying customary standards in the mining industry of the applicable jurisdiction:
(a)	Zazu and its subsidiary are the legal and/or beneficial owner of all right, title and interest in and to the Zazu Real Property Interests and the Zazu Mineral Rights held by the Zazu Group, free and clear of all Liens, pursuant to valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, mining concessions, permits or other recognized and enforceable agreements or instruments, and no member of the Zazu Group is in default of any of the provisions of such documents, agreements and instruments nor has any such default been alleged;
(b)	the Zazu Real Property Interests and the Zazu Mineral Rights comprising the Zazu Group's properties have been properly located and recorded/registered (or in process of being recorded or registered) in compliance with applicable Laws and the Zazu Mineral Rights are comprised of valid and subsisting mineral claims;
(c)	the Zazu Real Property Interests and the Zazu Mineral Rights are in good standing under applicable Laws, all assessment work required to be performed and filed under the Zazu Real Property Interests and the Zazu Mineral Rights has been performed and filed, all related taxes and other payments have been paid and all related filings have been made;
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(d)	there are no restrictions on the ability of the Zazu Group to use, transfer or exploit the Zazu Real Property Interests or Zazu Mineral Rights, except pursuant to the applicable Law;
(e)	the Zazu Mineral Rights are sufficient to permit the operation of the respective businesses of the Zazu Group as presently conducted or contemplated to be conducted, and no member of the Zazu Group has any liability or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the Zazu Mineral Rights in respect of the Material Properties, other than as disclosed in the Zazu Disclosure Record and with respect to the LIK Project as disclosed in Section 19 of the Zazu Disclosure Letter;
(f)	there is no Claim, or to the knowledge of Zazu, no threat of a Claim against or challenge to the title of Zazu or its subsidiary, or their respective ownership of, the Zazu Real Property Interests or Zazu Mineral Rights;
(g)	the employees, agents and Representatives of the Zazu Group have free and unrestricted access to the Zazu Properties and have not been prevented or restrained in any manner from exercising their rights of access;
(h)	the Zazu Group has the exclusive right to deal with the Zazu Real Property Interests and the Zazu Mineral Rights;
(i)	no other person has any interest in the Zazu Real Property Interests or the Zazu Mineral Rights or the production from any of the underlying properties or mineral deposits or any right to acquire any such interest in respect of the Material Properties, other than as disclosed in the Zazu Disclosure Record and Section 19 of the Zazu Disclosure Letter with respect to the LIK Project;
(j)	there are no back-in rights, earn-in rights, rights of first refusal or similar provisions that would affect the interest of the Zazu Group in the Zazu Real Property Interests or the Zazu Mineral Rights;
(k)	no member of the Zazu Group has received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke or amend any of their respective interests in any of the Zazu Real Property Interests or the Zazu Mineral Rights and there is no reasonable basis to expect that such a revocation or amendment of any of their respective interests in any of the Zazu Real Property Interests or the Zazu Mineral Rights may occur;
(l)	there are no illegal or informal or unauthorized mining activities carried on in the areas covered by either the Zazu Real Property Interests or the Zazu Mineral Rights;
(m)	neither the areas covered by the Zazu Real Property Interests nor the Zazu Mineral Rights, have been declared as a "Protected Natural Area" by any Governmental Authority;
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(n)	neither the areas covered by the Zazu Real Property Interests nor the Zazu Mineral Rights (nor any of their respective parts, constructions, remains or similar elements located on them) have been declared as a "Protected Archaeological Site" by any Governmental Authority; and
(o)	neither the areas covered by the Zazu Real Property Interests ,or the Zazu Mineral Rights (nor any of their respective parts, constructions, remains or similar elements located on them) are located within urban or urban expansion areas.
20.	Expropriation. No Zazu Properties or any other property or asset of Zazu or any of its subsidiaries (including any Zazu Real Property Interest or Zazu Mineral Rights) has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Zazu, is there any intent or proposal to give any such notice or to commence any such proceeding.
21.	Mineral Reserves and Resources. The mineral reserves and mineral resources for the Zazu Real Property Interests or the Zazu Mineral Rights were prepared in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with all applicable Laws, including the requirements of NI 43-101. There has been no reduction in the aggregate amount of estimated mineral resources or mineral reserves of Zazu and its subsidiary, taken as a whole, from the amounts set forth in the Zazu Disclosure Record, other than as a result of production activities. All information regarding the Zazu Real Property Interests or the Zazu Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Zazu Disclosure Record on or before the date hereof.
22.	Technical Report.
(a)	The LIK Project is the only material property of Zazu for the purposes of NI 43-101;
(b)	The technical report (the "Technical Report") prepared by JDS Energy & Mining Inc. for Zazu on the LIK Project with a report date of April 23, 2014 titled "Preliminary Economic Assessment Technical Report, Zazu Metals Corporation, Lik Deposit, Alaska, USA", complied in all material respects with the requirements of NI 43-101 at the respective time of filing thereof and reasonably presented the quantity of mineral resources attributable to the LIK Project evaluated therein as at the respective dates stated therein based upon information available at the time the Technical Reports was prepared. Zazu does not have knowledge of a change in any production, cost, price, resources or other relevant information provided since the date such information was provided;
(c)	Zazu has made available to the authors of the Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided;
(d)	All of the material assumptions underlying the resource estimates in the Technical Report are reasonable and appropriate;
(e)	The disclosure estimates of mineral resources as described in the Zazu Disclosure Record comply in all material respects with NI 43-101; and
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(f)	Zazu is in compliance in all material respects with the provisions of NI 43- 101, has filed all technical reports required thereby, and there has been no change of which Zazu is or should be aware that would disaffirm or change any aspect of the Technical Report or that would require the filing of a new technical report under NI 43- 101.
23.	NGOs and Community Groups. No dispute between Zazu or its subsidiary and any non-governmental organization, community, or community group that will have a Zazu Material Adverse Effect exists or, to the knowledge of Zazu, is threatened or imminent with respect to any of Zazu's or its subsidiary's properties or operations.
24.	First Nations.
(a)	To the knowledge of Zazu, there are no current, pending or threatened First Nations claims that could reasonably be expected to have a Zazu Material Adverse Effect.
(b)	Neither Zazu nor its subsidiary has entered into any written or oral agreement with First Nations to provide benefits, pecuniary or otherwise, with respect to any assets of Zazu at any stage of development, construction or operation that has not been disclosed in the Diligence Information and that could reasonably be expected to have a Zazu Material Adverse Effect.
25.	Taxes.
(a)	Except as disclosed in Section 25 of the Zazu Disclosure Letter, each member of the Zazu Group has duly and timely filed, at the prescribed time, all Returns required to be filed by them for periods prior to the date hereof and all such Returns are materially complete and correct.
(b)	Each member of the Zazu Group has paid, at the prescribed time, all Taxes which are due and payable, including all assessments and reassessments and all other Taxes due and payable by them, on or before the date hereof.
(c)	No material deficiencies, litigation, proposed adjustments or, to the knowledge of Zazu, any audits exist or have been asserted with respect to Taxes of any member of the Zazu Group, and no member of the Zazu Group is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or to the knowledge of Zazu threatened against Zazu or its subsidiary or affiliates or any of their respective assets.
(d)	No Claim with respect to Taxes has been made by any Governmental Authority in a jurisdiction where Zazu or any of its subsidiary or affiliates does not file Returns that Zazu or any of its subsidiary or affiliates is or may be subject to Tax by that jurisdiction.
(e)	There are no Liens with respect to Taxes upon any of the assets of Zazu or any of its subsidiary or affiliates.
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(f)	Zazu and each of its subsidiary and affiliates has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Law to do so.
(g)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim with respect to Taxes for, or the period for the collection or assessment or reassessment of, Taxes due from Zazu or any of its subsidiary or affiliates for any taxable period and no request for any such waiver or extension is currently pending.
(h)	Zazu and each of its subsidiary and affiliates has made available to Solitario true and complete copies of all Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.
(i)	There are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to Zazu or any of its subsidiary or affiliates. Except in the ordinary course of business, no member of the Zazu Group has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the date hereof.
(j)	Zazu and its subsidiary is not a non-resident of Canada within the meaning of the Tax Act.
(k)	No member of the Zazu Group is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation.
(l)	Zazu has provided a summary of the "adjusted cost base" (within the meaning of the Tax Act) of the shares of its subsidiary.
(m)	Except as disclosed in the Financial Statements, no member in the Zazu Group has claimed any reserves in computing its income for purposes of the Tax Act or for purposes of any equivalent foreign Tax Law applying to or any of its subsidiary and affiliates.
(n)	To the knowledge of Zazu, no circumstances exist or could reasonably be expected to arise as a result of matters existing before the date hereof that may result in Zazu or any of its subsidiary and affiliates being subject to the application of section 160 of the Tax Act.
26.	Contracts.
(a)	For the purpose of this Agreement a "Zazu Material Contract" means any Contract to which Zazu or its subsidiary is party or by which it or any of its assets, rights or properties are bound, that, if terminated or modified, would have a Zazu Material Adverse Effect and will, without limitation, include the following:

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(i)	any lease of real property by Zazu or its subsidiary, as tenant, with third parties;
(ii)	any Contract under which Zazu or its subsidiary is obliged to make payments, or receives payments in excess of $50,000 in the aggregate;
(iii)	any partnership, limited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any partnership or Joint Venture;
(iv)	any shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments with respect to any shares or other equity interests of Zazu or its subsidiary or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Zazu or its subsidiary;
(v)	any Contract under which indebtedness of Zazu or its subsidiary for borrowed money is outstanding or may be incurred or pursuant to which any property or asset of Zazu or its subsidiary is mortgaged, pledged or otherwise subject to a Lien securing indebtedness in excess of $50,000, any Contract under which Zazu or its subsidiary has directly or indirectly guaranteed any liabilities or obligations of any person or any Contract restricting the incurrence of indebtedness by Zazu or its subsidiary or the incurrence of Liens on any properties or securities of Zazu or its subsidiary or restricting the payment of dividends or other distributions;
(vi)	any Contract that purports to limit in any material respect the right of Zazu or its subsidiary to (i) engage in any line of business or (ii) compete with any person or operate or acquire assets in any location;
(vii)	any Contract providing for the sale or exchange of, or option to sell or exchange, any Zazu Properties or any property or asset with a fair market value in excess of $50,000, or for the purchase or exchange of, or option to purchase or exchange, any Zazu Properties or any property or asset with a fair market value in excess of $50,000, in each case entered into in the past 12 months or in respect of which the applicable transaction has not been consummated;
(viii)	any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or shares (or other equity interests) of another person for aggregate consideration in excess of $50,000, in each case other than in the ordinary course of business;

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(ix)	any Contract providing for indemnification by Zazu or its subsidiary, other than Contracts which provide for indemnification obligations of less than $50,000;
(x)	any Contract providing for a royalty, streaming or similar arrangement or economically equivalent arrangement in respect of the Zazu Properties;
(xi)	any standstill or similar Contract currently restricting the ability of Zazu or its subsidiary to offer to purchase or purchase the assets or equity securities of another person other than in the ordinary course of business; or
(xii)	any other Contract that is material to Zazu or its subsidiary.
(b)	Zazu and its subsidiary and affiliates have performed all respective obligations required to be performed by them to date under the Zazu Material Contracts. Neither Zazu nor any of its subsidiary or affiliates is in breach or default under any Zazu Material Contract to which it is a party or bound, nor does Zazu have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. Neither Zazu nor any of its subsidiary or affiliates knows of, or has received written notice of, any breach or default under (nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in such a breach or default under) any such Zazu Material Contract by any other party thereto. All Zazu Material Contracts are (i) legal, valid, binding and in full force and effect and are enforceable by Zazu (or its subsidiary or affiliate, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity), (ii) are the product of fair and arms' length negotiations between the parties thereto, and do not, by their terms, require the consent of any parties thereto to the Arrangement.
(c)	All Zazu Material Contracts have been made available to Solitario as part of the Diligence Information or the Zazu Disclosure Record.
27.	Employment Agreements.
(a)	Other than as set out in Section 27 of the Zazu Disclosure Letter, (i) no member of the Zazu Group has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer, employee or consultant in connection with the termination of their position or their employment as a direct result of a change in control of Zazu (including as a result of the Arrangement), and (ii) there are no change of control awards payable to any director, officer, employee or consultant of Zazu and its subsidiary.
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(b)	No member of the Zazu Group (A) is a party to any collective bargaining agreement, or (B) other than as disclosed in Section 27 of the Zazu Disclosure Letter, is subject to any application for certification or threatened or apparent union- organizing campaigns for employees not covered under a collective bargaining agreement.
(c)	Except as set out in Section 27 of the Zazu Disclosure Letter, no member of the Zazu Group is subject to any actual, or to the knowledge of Zazu, threatened Claim for wrongful dismissal, constructive dismissal or any other tort Claim, or actual or to the knowledge of Zazu threatened litigation relating to employment or termination of employment of employees or independent contractors. No labour strike, lock-out, slowdown or work stoppage is pending or, to the knowledge of Zazu, threatened against or directly affecting Zazu.
(d)	All amounts due or accrued due for all salary, wages, bonuses, vacation with pay, workers compensation and other benefits under the Zazu Benefit Plans for the period up to April 30, 2017 have either been paid or are accurately reflected in Zazu's financial books and records.
(e)	Except as set out in Section 27 of the Zazu Disclosure Letter, neither the execution of this Agreement nor the consummation of the Arrangement and the other transactions contemplated in this Agreement will:
(i)	result in any payment (including severance, unemployment compensation, "golden parachute", bonus or otherwise) becoming due to any person or other entity including, but not limited to, any director, officer, employee or consultant of any member of the Zazu Group, or increase any benefits otherwise payable under any pension or benefits plan of any member of the Zazu Group or result in the acceleration of the time of payment or vesting of any such benefits;
(ii)	increase the rate of wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlements, or benefits otherwise payable to any current or former Zazu employee; or
(iii)	result in the acceleration of the time of payment or vesting of any benefits or entitlements otherwise available pursuant to any Zazu Benefit Plan.
(f)	Except as set out in Section 27 of the Zazu Disclosure Letter, neither Zazu nor its subsidiary currently sponsors, maintains, contributes to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a "registered pension plan" or a "retirement compensation arrangement", each as defined under the Tax Act, a "pension plan" as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees or former employees of any member of the Zazu Group.
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(g)	Zazu has provided to Solitario true and complete copies of all written agreements between Zazu or its subsidiary and each key employee, consultant or independent contractor, each as listed in Section 27(g) of the Zazu Disclosure Letter.
(h)	Each of Zazu and its subsidiary is in compliance with all material terms and conditions of employment and all Laws respecting employment, including pay equity, wages, hours of work, overtime, occupational health and safety, workers compensation and human rights, and, except as set out in Section 27 of the Zazu Disclosure Letter, no member of the Zazu Group is subject to any outstanding grievance, complaint, investigation, orders under such Laws, Claim for wrongful dismissal, constructive dismissal, unfair labour practice or any other Claim, or, to the knowledge of Zazu, threatened Claim, relating to employment or termination of employment or relationships of Zazu employees, consultants or independent contractors and there is no basis for such Claim. No event has occurred that, with the notice or lapse of time or both, would constitute a breach, violation or default of such terms and conditions of employment and Laws by Zazu or its subsidiary.
28.	Employment Withholdings. Zazu has withheld from each payment made to any of its present or former employees, officers or directors, or to other persons, all amounts required by Law or administrative practice to be withheld by it on account of income taxes, pension plan contributions, employment insurance premiums, employer health taxes and similar taxes and levies, and has remitted such withheld amounts within the required time to the appropriate Governmental Authority.
29.	Health and Safety. Zazu and its subsidiary have operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights, labour relations and privacy, and there are no current, pending, or, to the knowledge of Zazu, threatened Proceedings before any Governmental Authority with respect to any such matters.
30.	Employee Benefit Plans. Except for the Zazu Option Plan, Zazu has no health, medical, dental, hospitalization, welfare, supplemental unemployment benefit, sick leave, vacation, bonus, profit sharing, option, insurance, accidental death and dismemberment, counselling, eye care, incentive, incentive compensation, deferred compensation, share purchase, share-based compensation, disability, pension, retirement or supplemental retirement plan or any other employee, officer, director and consultant compensation or benefit plan including any post- retirement benefit plans or any other similar benefit plans, agreement or arrangement for the benefit of directors or former directors of the Zazu Group, consultants or former consultants of the Zazu Group, employees or former employees of the Zazu Group, which are maintained by, contributed to, or binding upon Zazu or in respect of which Zazu has any actual or potential liability.
31.	Severance Payments. All severance payments or termination payments, including, but not limited to, all potential compensation such as accrued vacation, accrued sick leave, deferred salary and benefits, that Zazu and its subsidiary, are obligated to pay under existing contracts to all persons including, without limitation, consultants, directors, officers, employees or agents, that are not disclosed in the Diligence Information is not to exceed in the aggregate a gross amount of $250,000, less any taxes, social security, medicare and other normal state and federal assessments.

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32.	Environment.
(a)	the operations of each member of the Zazu Group have been conducted, and are now, in compliance with all Environmental Laws;
(b)	each member of the Zazu Group is in possession of, and in compliance with, all Environmental Approvals that are required to own, occupy, lease and operate the Zazu Real Property Interests and the Zazu Mineral Rights and to conduct their respective business as they are now being conducted, including but not limited to, providing such guarantees and undertakings and issuing such bonds as may be required under any Environmental Law or by any Governmental Authority to secure the performance of any environmental obligations;
(c)	other than as disclosed in the Diligence Information made available to Solitario or as disclosed in the Zazu Disclosure Record, no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities (including, but not limited to, fines, compensation requests or administrative or judicial claims) presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Zazu and its subsidiary and affiliates and there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;
(d)	neither Zazu nor any of its subsidiary or affiliates is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any work, repairs, remediation, construction or expenditures;
(e)	none of Zazu and its subsidiary and affiliates has received from any person or Governmental Authority any notice, formal or informal, of any Claim, liability or potential liability arising under any Environmental Law that is pending, or to the knowledge of Zazu, threatened, against Zazu or any of its subsidiary and affiliates;
(f)	no Claims are currently pending or, to the knowledge of Zazu, threatened against any of Zazu and its subsidiary and affiliates alleging a breach of any Environmental Laws;
(g)	there are no changes in the status, terms or conditions of any Environmental Approvals held by Zazu or any of its subsidiary or affiliates or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Approvals, or any review by, or approval of, any Governmental Authority of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Zazu or any of its subsidiary or affiliates as such business is currently being conducted following the Effective Date;

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(h)	neither the Zazu Real Property Interests nor the Zazu Mineral Rights have been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. Neither Zazu or Zazu's subsidiary and affiliates nor any other person in control of the Zazu Real Property Interests and the Zazu Mineral Rights, has caused or permitted the release of any Hazardous Substances at, in, on, under or from any Zazu Real Property Interest or Zazu Mineral Right, except in material compliance with all Environmental Laws.
(i)	all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Zazu Real Property Interests or the Zazu Mineral Rights have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws.
(j)	there are no Hazardous Substances at, in, on, under or migrating from any Zazu Real Property Interest or Zazu Mineral Right, except in compliance with all Environmental Laws.
(k)	Zazu and its subsidiary and affiliates have made available to Solitario all audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and
(l)	to the knowledge of Zazu, neither Zazu nor its subsidiary and affiliates are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in a Claim under any Environmental Laws.
33.	Insurance.
(a)	Zazu has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Zazu nor any of its subsidiary or affiliates has failed to make a claim thereunder on a timely basis.
(b)	All insurance policies of Zazu have been made available to Solitario in the Diligence Information and each of such policies and other forms of insurance is in full force and effect on the date hereof and Zazu will use commercially reasonable efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written (or other) notice of cancellation or termination has been received by Zazu or any of its subsidiary or affiliates with respect to any such policy.
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34.	Books and Records. The corporate records and minute books of Zazu and each of its subsidiary and affiliates have been maintained in accordance with all applicable Laws, and the minute books of Zazu and its subsidiary are complete and accurate. The corporate minute books for Zazu and its subsidiary and affiliates contain minutes of all meetings and resolutions of the directors and securityholders. The financial books and records and accounts of Zazu and its subsidiary and affiliates: (i) have been maintained in accordance with good business practices and in accordance with IFRS, as applicable, and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (ii) in the case of Zazu's subsidiary, accurately and fairly reflect the transactions and dispositions of assets of Zazu and its subsidiary; and (iii) in the case of Zazu's subsidiary, accurately and fairly reflect the basis for Zazu's consolidated financial statements.
35.	Non-Arm's Length Transactions. Except as disclosed in Section 35 of the Zazu Disclosure Letter, there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Zazu or its subsidiary) between Zazu or any of its subsidiary and its affiliates on the one hand, and any (i) officer or director of Zazu or any of its subsidiary and its affiliates, (ii) any holder of record or beneficial owner of five percent or more of the voting securities of Zazu, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.
36.	Financial Advisors or Brokers. Other than with respect to the Financial Advisor to Zazu and the Fairness Opinion Provider to Zazu, Zazu has not incurred any obligation or liability, contingent or otherwise, or agreed to pay or reimburse any broker, finder, financial adviser or investment banker, for any brokerage, finder's, advisory or other fee or commission, or for the reimbursement of expenses, in connection with this Agreement, the transactions contemplated hereby or any alternative transaction in relation to Zazu.
37.	Fairness Opinion. The Zazu Board has received the Zazu Fairness Opinion in oral form, which opinion has not been modified, amended, qualified or withdrawn. A true and complete copy of the Zazu Fairness Opinion will be provided by Zazu to Solitario promptly following delivery by the Fairness Opinion Provider to Zazu.
38.	Zazu Board Approval. The Zazu Board, at a meeting duly called and held, upon consultation with legal and financial advisors, has unanimously determined that this Agreement and the Arrangement are fair to the Zazu Shareholders and are in the best interests of Zazu, have unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and have unanimously resolved to recommend that the Zazu Shareholders vote in favour of the Arrangement Resolution. Each director and executive officer of Zazu intends to vote all Zazu Shares held by him or her in favour of the Arrangement Resolution and has agreed that the news release referred to in Section 2.1(b) may so state and that references to such intention may be made in the Circular and other documents relating to the Arrangement.
39.	Data Room Information. All Diligence Information provided is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any Diligence Information is undated, as of the date of its delivery to the data site for purposes of the transactions contemplated by this Agreement. None of the Diligence Information has been amended except as provided in the Diligence Information. Additionally, all information provided to Solitario in relation to Solitario's due diligence requests, including information not provided in the Diligence Information, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein and has not been amended except as provided to Solitario. Zazu acknowledges that Solitario is relying on all information provided by Zazu to them in entering into this Agreement.

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40.	Zazu Shareholder Rights Plan. Except as disclosed in Section 40 of the Zazu Disclosure Letter, there is no shareholder rights plan, "poison pill" antitakeover plan, or similar device in effect to which Zazu or any of its subsidiaries or affiliates is subject, party or otherwise bound, and Zazu is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Zazu or any of its subsidiary or affiliates.
41.	Arrangements with Securityholders. Other than the Zazu Support Agreements and this Agreement, Zazu does not have any agreement, arrangement or understanding (whether written or oral) with respect to Solitario or any of its securities, businesses or operations, with any shareholder of Solitario, any interested party of Solitario or any related party of any interested party of Solitario, or any joint actor with any such persons (and for this purpose, the terms "interested party", "related party" and "joint actor" will have the meaning ascribed to such terms in MI 61-101).
42.	Relationships with Customers, Suppliers, Distributors and Sales Representatives. Zazu has not received any written notice that any customer, supplier, service provider, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Zazu or the subsidiary, and to the knowledge of Zazu, no such action has been threatened.
43.	United States Matters.
(a)	Zazu is not incorporated in the United States and does not have its principal office within the United States.
(b)	All of the assets and property of Zazu, including all entities "controlled by" Zazu for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, did not generate sales in or into the United States during Zazu's most recent completed fiscal year.
(c)	Zazu is a "foreign private issuer" within the meaning of Rule 405 of Regulation C under the U.S. Securities Act.
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(d)	Zazu is not registered and is not required to be registered as an "investment company" pursuant to the United States Investment Company Act of 1940, as amended.
44.	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any member of the Zazu Group that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of Zazu or its subsidiary or affiliates, any acquisition of property by Zazu or its subsidiary or affiliates, or the conduct of business by Zazu or its subsidiary or affiliates, as currently conducted (including following the transactions contemplated by this Agreement).
45.	Confidentiality Agreements. All agreements entered into by Zazu or its subsidiary with persons regarding the confidentiality of information provided to such person or reviewed by such persons with respect to any transaction in the nature described in the definition of Acquisition Proposal, each contain customary provisions, including standstill provisions, have not been waived or released with respect to the applicability of any such "standstill" or other provisions of such confidentiality agreements, except to the extent such agreements contain provisions that provide for automatic exemptions as a result of the Arrangement.
46.	Internal Controls; Disclosure Controls. Management of Zazu has designed a process of internal control over financial reporting (as such term is defined in NI 52-109 and Rule 13a–15(f) under the U.S. Exchange Act) for Zazu providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and has otherwise complied with NI 52-109 and Rule 13a-15 under the U.S. Exchange Act. Since January 1, 2014, neither Zazu nor any director, officer, employee, auditor, accountant or representative of Zazu has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Zazu or its internal accounting controls, including any complaint, allegation, assertion or claim that Zazu has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Zazu Board.
47.	Full Disclosure. The information and statements contained in this Agreement are true and correct and together with the Zazu Disclosure Record and the Zazu Disclosure Letter, constitute full, true and plain disclosure of all material facts relating to Zazu and its subsidiary on a consolidated basis, and contain no misrepresentations.

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SCHEDULE "E"
REPRESENTATIONS AND WARRANTIES OF SOLITARIO

1.                  Organization and Qualification. Solitario was duly organized and is validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority to own, lease and operate its assets and conduct its business as now owned, leased, operated and conducted. Solitario is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. True and complete copies of the constating documents of Solitario have been delivered or made available to Zazu, and Solitario has not taken any action to amend or supersede such documents.

2.                  Subsidiaries.

(a)	Other than as disclosed in Section 2(a) of the Solitario Disclosure Letter, Solitario does not have any subsidiaries.
(b)	Other than as disclosed in Section 2(b) of the Solitario Disclosure Letter, all of the outstanding shares in the capital of each of the subsidiaries are owned directly or indirectly by Solitario and are: (A) validly issued and fully-paid and all such shares are owned free and clear of all Liens of any kind or nature whatsoever; (B) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares, and no person has any right for the purchase of any interest in such shares or for the issue or allotment of any unissued shares or other securities of such subsidiaries.
(c)	Each of Solitario's subsidiaries is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each has full corporate power and authority to own, lease and operate its assets and conduct its business as now owned, leased, operated and conducted.
(d)	Each of Solitario's subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. True and complete copies of the constating documents of each of Solitario's subsidiaries have been delivered or made available to Zazu, and neither Solitario nor any of its subsidiaries has taken any action to amend or supersede such documents.
(e)	Other than as disclosed in Section 2(a) and Section 2(e) of the Solitario Disclosure Letter, neither Solitario nor any of its subsidiaries own any capital stock, or other equity interests in any person.

3.                  Authority Relative to this Agreement. Solitario has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the Arrangement. The execution and delivery of this Agreement by Solitario and the consummation by Solitario of the transactions contemplated by this Agreement have been duly authorized by the Solitario Board, and no other corporate proceedings on the part of Solitario are necessary to authorize this Agreement other than the Solitario Shareholder Approval. This Agreement has been duly executed and delivered by Solitario and constitutes a valid and binding obligation of Solitario, enforceable by Zazu against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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4.                  Required Approvals and Consent. Other than the Interim Order, the Final Order, and the filing of the Certificate of Arrangement and Articles of Arrangement, such filings and other actions required under applicable Securities Laws, the approvals of each of the TSX or the NYSE MKT, no Authorization, consent or approval of, or filing with, any Governmental Authority or other authority is necessary on the part of Solitario: (i) in connection with the execution and delivery of this Agreement or the performance by it of its obligations hereunder or the consummation by it of the Arrangement or for the completion of the Arrangement; or (ii) in order that the right and authority of Solitario to carry on its business in the ordinary course and in the manner as presently conducted remains in good standing and in full force and effect as of and following the closing of the Arrangement; or (iii) to not to cause or result in any loss of any rights or assets or any interest therein held by Solitario or any of its subsidiaries, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or delay consummation of the Arrangement.

5.                  No Violation. The execution and delivery by Solitario of this Agreement and the performance by it of its covenants hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of any provision of the constating documents of Solitario or those of any of its subsidiaries,and will not:

(a)	violate, conflict with or result in a breach of:
(i)	any agreement, Contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Solitario or any of its subsidiaries is a party, or by which Solitario or any of its subsidiaries is bound;
(ii)	any Law to which Solitario or any of its subsidiaries is subject or by which Solitario or any of its subsidiaries is bound;
(b)	give rise to any right of termination, or the acceleration of any indebtedness, under any agreement, Contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit;
(c)	result in the creation or imposition of any Liens upon any of the properties or assets of Solitario or its subsidiaries or restrict, hinder, impair or limit the ability of Solitario or any of its subsidiaries to conduct its business as and where it is now being conducted; or
(d)	give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any agreement, Contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit.

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6.                  No Rights to Purchase Assets. No person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase of the whole or part of the assets of Solitario or any of its subsidiaries, and there are no active areas of mutual interest provisions or areas of exclusion in any Contracts binding upon Solitario or any of its subsidiaries, or otherwise to which the assets of Solitario or any of its subsidiaries are subject.

7.                  Capitalization. The authorized share capital of Solitario consists of an unlimited number of Solitario Shares. As at the date of this Agreement there are 38,693,589 Solitario Shares outstanding. There are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments, or obligations of Solitario or any of its subsidiaries to issue or sell any shares of Solitario or of any of its subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Solitario or any of its subsidiaries, there are no outstanding phantom equity or similar rights, agreements, arrangements or commitments of Solitario or any of its subsidiaries, and no person is entitled to any pre-emptive or other similar right granted by Solitario or any of its subsidiaries. The Solitario Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Solitario Options and the number, exercise prices and expiration dates of each grant to such holders.

8.                  Issuance of Shares. All Consideration Shares will, when issued in accordance with the terms of the Arrangement, be duly authorized, validly issued, fully-paid and non- assessable Solitario Shares, and are not and will not be in subject to or issued in violation of, any pre-emptive rights or back-in rights. There are no outstanding contractual obligations of Solitario or any of its subsidiaries to repurchase, redeem or otherwise acquire any Solitario Shares or any shares of any of its subsidiaries. No subsidiary of Solitario owns any Solitario Shares.

9.                  Reporting Issuer Status and Securities Laws Matters. Solitario is a "reporting issuer" within the meaning of applicable Securities Laws in the provinces of British Columbia, Alberta, Ontario, Québec, Nova Scotia. Solitario is not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Solitario, and Solitario is not in default of any material provision of applicable Securities Laws. The Solitario Shares are registered as a class under section 12(b) of the U.S. Exchange Act, and Solitario has filed or furnished all reports or other information required to be filed or furnished under section 13(a) of the U.S. Securities Act. Trading in the Solitario Shares on the TSX and NYSE MKT is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Solitario is pending or, to the knowledge of Solitario, threatened. To the knowledge of Solitario, no inquiry, review or investigation (formal or informal) of Solitario by any securities commission or similar regulatory authority under applicable Securities Laws or the TSX or the NYSE MKT is in effect or ongoing or expected to be implemented or undertaken. Except as set forth hereinabove in this Section 9, Solitario is not subject to continuous disclosure or other public reporting requirements under any Securities Laws or any other securities Laws. The documents and information comprising the Solitario Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSX and the NYSE MKT and were true, correct and complete in all material respects and did not contain any misrepresentation. Solitario is up-to-date in all forms, reports, statements and documents, including financial statements and management's discussion and analysis, required to be filed by Solitario under applicable Securities Laws and the rules and policies of the TSX and the NYSE MKT. Solitario has not filed any confidential material change report that at the date hereof remains confidential.

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10.              Financial Statements.

(a)	Solitario Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements. The Solitario Financial Statements present fairly, in all material respects, the assets, liabilities and financial condition of Solitario as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders' equity and cash flows of the Solitario Group for the periods covered thereby. There are no outstanding loans made by Solitario or any of its subsidiaries to any executive officer or director of Solitario or any of its subsidiaries.
(b)	Neither Solitario nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Solitario or any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structure finance, special purpose or limited purpose entity or person, on the other hand) where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Solitario or any of its subsidiaries, in the published financial statements of Solitario or the Solitario Disclosure Record.
(c)	Since December 31, 2016, neither Solitario nor any of its subsidiaries nor any director, officer, employee, consultant, auditor, accountant or representative of Solitario or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Solitario or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or Claim that Solitario or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Solitario Board.
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11.	Undisclosed Liabilities. Except for: (i) liabilities and obligations that are specifically presented on the audited balance sheet of Solitario as of December 31, 2016 (the "Solitario Balance Sheet") or disclosed in the notes thereto; and (ii) liabilities and obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2016; (B) pursuant to the terms of this Agreement or otherwise in connection with the Arrangement, or (C) disclosed in the Solitario Disclosure Record prior to the date hereof, neither Solitario nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Without limiting the foregoing, the Solitario Balance Sheet reflects provisions in accordance with U.S. GAAP, specifically International Accounting Standard 37 relating to contingent liabilities for pending litigation and other contingent obligations of Solitario and its subsidiaries, which represent the best estimate of the expenditure required to settle the present obligation at the end of the reporting period.

12.              Auditors. There has not been a reportable disagreement (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with Solitario's auditors.

13.              Absence of Certain Changes. Except as disclosed in Section 13 of the Solitario Disclosure Letter or the Solitario Financial Statements, or otherwise in connection with the Arrangement and the transactions contemplated by this Agreement, since December 31, 2016:

(a)	Solitario and its subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;
(b)	there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have a Solitario Material Adverse Effect;
(c)	there has not been any material write-down by Solitario of any of its assets;
(d)	neither Solitario nor any of its subsidiaries has approved or has entered into any agreement in respect of the purchase of assets or any interest therein or the sale, transfer or other disposition of any portion of its assets or any interest therein currently owned by Solitario and its subsidiaries, whether by asset sale, transfer of shares or otherwise, or the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of Solitario or any of its subsidiaries);
(e)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Solitario Material Adverse Effect has been incurred;
(f)	no member of the Solitario Group, or any of the directors, officers, employees, consultants or auditors of Solitario and its subsidiaries, has received or otherwise had or obtained knowledge of any fraud or complaint, allegation, assertion or Claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of any member of the Solitario Group or their respective internal accounting controls;

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(g)	other than in the ordinary course of business, there has not been any change in the accounting practices used by Solitario and its subsidiaries;
(h)	there has not been any redemption, repurchase or other acquisition of the Solitario Shares by Solitario, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Solitario Shares, except as disclosed in the Solitario Disclosure Record;
(i)	there has not been a change in the level of accounts receivable or payable, inventories or employees;
(j)	there has not been any entering into, or an amendment of or termination or expiry of, any Solitario Material Contract;
(k)	there has not been any satisfaction or settlement of any Claims or liabilities that were not reflected in the Solitario Financial Statements;
(l)	there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Solitario or its subsidiaries;
(m)	there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Solitario or its subsidiaries;
(n)	Solitario has not affected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Solitario Shares;
(o)	Solitario has not materially amended the Solitario Incentive Plans; and
(p)	Solitario has not agreed, announced, resolved or committed to do any of the foregoing.

14.              Compliance with Laws.

(a)	No member of the Solitario Group is in conflict with, or in default (including cross defaults) under or in violation of: (A) its constating documents or, as applicable, equivalent organizational documents; or (B) any agreement or understanding to which it or by which any of the properties or assets in which it has a controlling interest or an option to acquire a controlling interest is bound or affected, including without limitation.
(b)	Each member of the Solitario Group has conducted and is conducting the business thereof in compliance in all respects with all applicable Laws, tariffs and directives of each jurisdiction in which it carries on business and possesses all Authorizations issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance with the terms and conditions of all such Authorizations and with all Laws, tariffs and directives, and no member of the Solitario Group has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization.

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(c)	No member of the Solitario Group and, to the knowledge of Solitario, none of their respective directors, officers, supervisors, managers, agents or employees has: (A) violated any applicable anti-bribery, export control, and economic sanctions Laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practice Act, (B) made or authorized any contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in Canada, other jurisdictions in which the Solitario Group has assets or any other jurisdiction other than in accordance with applicable Laws, (C) used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (D) violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing or any other applicable Law of any locality.
(d)	The operations of Solitario and each of its subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non- Governmental Authority involving Solitario or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Solitario, threatened.

15.              Permits. Each of Solitario and its subsidiaries has obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the assets of Solitario or its subsidiaries (including in respect of the Solitario Properties) or otherwise in connection with the current business or operations of Solitario or its subsidiaries, and such authorizations are in full force and effect. Solitario and its subsidiaries have fully complied with and are in compliance with all Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of Solitario, threatened regarding any of the Authorizations. Neither Solitario nor any of its subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any person to revoke or refuse to renew any of such Authorizations, and all such Authorizations continue to be effective in order for Solitario and its subsidiaries to continue to conduct their respective businesses as they are currently being conducted.

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16.              Litigation. There are no Proceedings against or involving Solitario or any of its subsidiaries (whether in progress or, to the knowledge of Solitario, threatened) that, if adversely determined, would prevent or significantly impede or materially delay the completion of the Arrangement, or would prevent or significantly impede the conduct of business, in the manner such business is currently being conducted, by Solitario and its subsidiaries. To the knowledge of Solitario, there is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against Solitario or any of its subsidiaries in respect of its businesses, properties or assets that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

17.              Insolvency. No act or proceeding has been taken by or against Solitario or any of its subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Solitario or its subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of Solitario or its subsidiaries or any of its properties or assets nor, to the knowledge of Solitario, is any such act or proceeding threatened. Neither Solitario nor any of its subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or similar legislation. Neither Solitario nor any of its subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Solitario or any of its subsidiaries to conduct their business in all material respects as it is currently being conducted, or that has had or would reasonably be expected to have, individually or in the aggregate, a Solitario Material Adverse Effect or, would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

18.              Operational Matters.

(a)	All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Solitario and its subsidiaries, have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof; and
(b)	all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Contracts and agreements to which Solitario or any of its subsidiaries is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

19.              Mineral Rights. Each of Solitario and its subsidiaries:

(a)	has good and sufficient title, free and clear of any title defect or Liens, to all of its interests in the Solitario Properties, including fee simple estates, leases, surface rights, rights of way, easements and licences from landowners or other authorities permitting the use of land but excluding the Solitario Mineral Rights (as defined below) (collectively, the "Solitario Real Property Interests"), and the Solitario Real Property Interests permit the use of land by Solitario and its subsidiaries necessary to permit the operation of their respective businesses as presently conducted or contemplated to be conducted to the exclusion of all other persons;

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(b)	holds its mineral concessions, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine or produce minerals, ore or metals for development purposes on the Solitario Properties (collectively, the "Solitario Mineral Rights"), free and clear of any Liens; and
(c)	does not own or have any interest in any material real property or holds any material mineral rights or interests other than the Solitario Real Property Interests and the Solitario Mineral Rights;

20.              Ownership. Except as disclosed in Section 20 of the Solitario Disclosure Letter, and applying customary standards in the mining industry of the applicable jurisdiction:

(a)	Solitario and its subsidiaries are the legal and/or beneficial owners of all right, title and interest in and to the Solitario Real Property Interests and the Solitario Mineral Rights held by each of them, free and clear of all Liens, pursuant to valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, and no member of the Solitario Group is in default of any of the provisions of such documents, agreements and instruments nor has any such default been alleged;
(b)	the Solitario Real Property Interests and the Solitario Mineral Rights comprising the Solitario Group's properties have been properly located and recorded/registered (or in process of being recorded or registered) in compliance with applicable Laws and the Solitario Mineral Rights are comprised of valid and subsisting mineral claims;
(c)	the Solitario Real Property Interests and the Solitario Mineral Rights are in good standing under applicable Laws, all assessment work required to be performed and filed under the Solitario Real Property Interests and the Solitario Mineral Rights has been performed and filed, all related taxes and other payments have been paid and all related filings have been made;
(d)	there are no restrictions on the ability of the Solitario Group to use, transfer or exploit the Solitario Real Property Interests or Solitario Mineral Rights, except pursuant to the applicable Law;
(e)	the Solitario Mineral Rights are sufficient to permit the operation of the respective businesses of the Solitario Group as presently conducted or contemplated to be conducted, and no member of the Solitario Group has any liability or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the Solitario Mineral Rights;
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(f)	there is no Claim against or challenge to the title of Solitario or any of its subsidiaries, or their respective ownership of, the Solitario Real Property Interests or Solitario Mineral Rights;
(g)	the employees, agents and Representatives of each member of the Solitario Group have free and unrestricted access to the Solitario Properties and have not been prevented or restrained in any manner from exercising their rights of access;
(h)	each member of the Solitario Group has the exclusive right to deal with the Solitario Real Property Interests and the Solitario Mineral Rights;
(i)	no other person has any interest in the Solitario Real Property Interests or the Solitario Mineral Rights or the production from any of the underlying properties or mineral deposits or any right to acquire any such interest;
(j)	there are no back-in rights, earn-in rights, rights of first refusal or similar provisions that would affect the interest of the Solitario Group in the Solitario Real Property Interests or the Solitario Mineral Rights;
(k)	no member of the Solitario Group has received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke or amend any of their respective interests in any of the Solitario Real Property Interests or the Solitario Mineral Rights and there is no reasonable basis to expect that such a revocation or amendment of any of their respective interests in any of the Solitario Real Property Interests or the Solitario Mineral Rights may occur;
(l)	there are no illegal or informal or unauthorized mining activities carried on in the areas covered by either the Solitario Real Property Interests or the Solitario Mineral Rights;
(m)	neither the areas covered by the Solitario Real Property Interests nor the Solitario Mineral Rights, or parts thereof, are occupied or encroached upon by any persons, whether with or without the consent of Solitario or any of its subsidiaries;
(n)	neither the areas covered by the Solitario Real Property Interests nor the Solitario Mineral Rights, or parts thereof, have been declared as a "Protected Natural Area" by any Governmental Authority; and
(o)	neither the areas covered by the Solitario Real Property Interests nor the Solitario Mineral Rights, or parts thereof or any constructions, remains or similar elements located on them, have been declared as a "Protected Archaeological Site" by any Governmental Authority.

21.              Expropriation. No Solitario Properties or any other property or asset of Solitario or any of its subsidiaries (including any Solitario Real Property Interests or Solitario Mineral Rights) has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Solitario, is there any intent or proposal to give any such notice or to commence any such proceeding.

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22.              Mineral Resources. The mineral resources for the Solitario Real Property Interests or the Solitario Mineral Rights were prepared in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with all applicable Laws, including the requirements of NI 43-101. There has been no reduction in the aggregate amount of estimated mineral resources of Solitario and its subsidiaries, taken as a whole, from the amounts set forth in the Solitario Disclosure Record, other than as a result of production activities. All information regarding the Solitario Real Property Interests or the Solitario Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Solitario Disclosure Record on or before the date hereof.

23.              Technical Report.

(a)	The Bongará Project is the only material property of Solitario for the purposes of NI 43-101;
(b)	The technical report prepared for Solitario by SRK Consulting (U.S.), Inc. in respect of the Bongará Project entitled "NI 43-101 Technical Report Mineral Resources Bongará Zinc Project Amazonas Department, Peru" with an effective date of June 5, 2014 (the "Solitario Technical Report") complied in all material respects with the requirements of NI 43-101 at the time of filing thereof and reasonably presented the quantity of mineral resources attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the report was prepared. Solitario does not have knowledge of a change in any production, cost, price, reserves, resources or other relevant information provided since the date such information was provided;
(c)	Solitario has made available to the authors of the Solitario Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided;
(d)	All of the material assumptions underlying the resource estimates in the Solitario Technical Report are reasonable and appropriate;
(e)	The disclosure estimates of mineral resources as described in the Solitario Disclosure Record comply in all material respects with NI 43-101; and
(f)	Solitario is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no change of which Solitario is or should be aware that would disaffirm or change any aspect of the Solitario Technical Report or that would require the filing of a new technical report under NI 43- 101.

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24.              NGOs and Community Groups. No material dispute between Solitario or any of its subsidiaries and any non- governmental organization, community, or community group that will have a Solitario Material Adverse Effect exists or, to the best of Solitario's knowledge, is threatened or imminent with respect to any of Solitario's or any of its subsidiaries' properties or operations.

25.              Taxes.

(a)	Each member of the Solitario Group has duly filed at the prescribed time, all Returns required to be filed by them for periods prior to the date hereof and all such Returns are materially complete and correct.
(b)	Each member of the Solitario Group has paid at the prescribed time all Taxes, including all assessments and reassessments and all other Taxes due and payable by them, which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof. Solitario and its subsidiaries have provided adequate accruals in accordance with U.S. GAAP in the most recently published Solitario Financial Statements for any Taxes of Solitario and each of its subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Returns. Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, to the knowledge of Solitario proposed to be assessed, incurred or accrued, other than in the ordinary course of business.
(c)	No material deficiencies, litigation, proposed adjustments or, to the knowledge of Solitario, any audits exist or have been asserted with respect to Taxes of any member of the Solitario Group, and no member of the Solitario Group is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Solitario, threatened against Solitario or any of its subsidiaries or any of their respective assets.
(d)	No Claim with respect to Taxes has been made by any Governmental Authority in a jurisdiction where Solitario or any of its subsidiaries does not file Returns that Solitario or any of its subsidiaries is or may be subject to Tax by that jurisdiction.
(e)	There are no Liens with respect to Taxes upon any of the assets of Solitario or any of its subsidiaries.
(f)	Solitario and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Law to do so.
(g)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim with respect to Taxes for, or the period for the collection or assessment or reassessment of, Taxes due from Solitario or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

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(h)	Solitario and each of its subsidiaries has made available to Zazu true and complete copies of all Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.
(i)	Except in the ordinary course of business no member of the Solitario Group has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the date hereof.
(j)	Solitario and each of its subsidiaries is a non-resident of Canada within the meaning of the Tax Act.
(k)	No member of the Solitario Group is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation.
(l)	Each of Solitario and its subsidiaries has complied with transfer pricing under applicable Tax Law.
(m)	None of Solitario or its subsidiaries has been, and none of Solitario or its subsidiaries will be, required to include any material adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Effective Time.
(n)	None of Solitario or its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
(o)	Solitario is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code due to its prior ownership of Mt. Hamilton, LLC, which was sold in August 2015.
(p)	Neither Solitario nor any of its subsidiaries (i) has been a member of an affiliate group filing a consolidated Return (other than a group the common parent of which was Solitario) or (ii) has any liability for the Taxes of any person (other than any of Solitario or any of its subsidiaries) under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise. None of Solitario or its subsidiaries has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of Law.
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(q)	Solitario has disclosed on its federal income Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Law.
26.	Contracts.
(a)	For the purpose of this Agreement a "Solitario Material Contract" will mean any Contract to which Solitario or any of its subsidiaries is party or by which it or any of its assets, rights or properties are bound, that, if terminated or modified, would have a Solitario Material Adverse Effect. All Solitario Material Contracts have been made available to Zazu as part of the Solitario Diligence Information or the Solitario Disclosure Record.
(b)	Solitario and its subsidiaries have performed all respective obligations required to be performed by them to date under the Solitario Material Contracts. Neither Solitario nor any of its subsidiaries is in breach or default under any Solitario Material Contract to which it is a party or bound, nor does Solitario have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. Neither Solitario nor any of its subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Solitario, does there exist any condition which, with the passage of time or the giving of notice or both, would result in such a breach or default under) any such Solitario Material Contract by any other party thereto. All Solitario Material Contracts (i) are legal, valid, binding and in full force and effect and are enforceable by Solitario (or its subsidiary) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity); (ii) are the product of fair and arms' length negotiations between the parties thereto; and (iii) except as disclosed in Section 27 of the Solitario Disclosure Letter, do not, by their terms, require the consent of any parties thereto to the Arrangement.
(c)	Other than the Solitario Material Contracts, there are no Contracts to which any member of the Solitario Group is a party or by which any of their assets, rights or properties are bound, that if terminated or modified, would have a Solitario Material Adverse Effect.

27.              Environment. Except as disclosed in Section 27 of the Solitario Disclosure Letter:

(a)	the operations of each member of the Solitario Group have been conducted, and are now, in compliance with all Environmental Laws;
(b)	each member of the Solitario Group is in possession of, and in compliance with, all Environmental Approvals that are required to own, occupy, lease and operate the Solitario Real Property Interests and the Solitario Mineral Rights and to conduct their respective business as they are now being conducted, including but not limited to, providing such guarantees and undertakings and issuing such bonds as may be required under any Environmental Law or by any Governmental Authority to secure the performance of any environmental obligations;

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(c)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities (including, but not limited to, fines, compensation requests or administrative or judicial claims) presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Solitario and its subsidiaries and there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;
(d)	neither Solitario nor any of its subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any work, repairs, construction or expenditures;
(e)	none of Solitario and its subsidiaries has received from any person or Governmental Authority any notice, formal or informal, of any Claim, liability or potential liability arising under any Environmental Law that is pending, or to the knowledge of Solitario, threatened, against Solitario or any of its subsidiaries;
(f)	no Claims are currently pending or, to the knowledge of Solitario, threatened against any of Solitario and its subsidiaries alleging a breach of any Environmental Laws;
(g)	there are no changes in the status, terms or conditions of any Environmental Approvals held by Solitario or any of its subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Authority of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Solitario or any of its subsidiaries following the Effective Date;
(h)	neither the Solitario Real Property Interests nor the Solitario Mineral Rights have been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. Neither Solitario or Solitario's subsidiaries nor any other person in control of the Solitario Real Property Interests and the Solitario Mineral Rights, has caused or permitted the release of any Hazardous Substances at, in, on, under or from any Solitario Real Property Interest or Solitario Mineral Right, except in material compliance with all Environmental Laws;
(i)	all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Solitario Real Property Interests or the Solitario Mineral Rights have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws;

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(j)	there are no Hazardous Substances at, in, on, under or migrating from any Solitario Real Property Interest or Solitario Mineral Right, except in material compliance with all Environmental Laws;
(k)	Solitario and its subsidiaries have made available to Zazu all audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters;
(l)	to the knowledge of Solitario, neither Solitario nor its subsidiaries are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws;
(m)	none of Solitario or its subsidiaries have any obligations to indemnify, defend, hold harmless or compensate any person in relation to any Claims or liabilities suffered or incurred by such person arising out of any breach or alleged breach of any Environmental Laws, including but not limited to, the release or discharge of any Hazardous Substance.

28.              Insurance.

(a)	Solitario has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Solitario nor any of its subsidiaries has failed to make a claim thereunder on a timely basis.
(b)	All insurance policies of Solitario have been made available to Zazu in the Solitario Diligence Information and each of such policies and other forms of insurance is in full force and effect on the date hereof and Solitario will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written (or, to the knowledge of Solitario, other) notice of cancellation or termination has been received by Solitario or any of its subsidiaries with respect to any such policy.

29.              Books and Records. The corporate records and minute books of Solitario and each of its subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Solitario and its subsidiaries are complete and accurate. The corporate minute books for Solitario and its subsidiaries contain minutes of all meetings and resolutions of the directors and security holders. The financial books and records and accounts of Solitario and its subsidiaries: (i) have been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (ii) in the case of Solitario's subsidiaries, accurately and fairly reflect the transactions and dispositions of assets of Solitario and its subsidiaries; and (iii) in the case of Solitario's subsidiaries, accurately and fairly reflect the basis for Solitario's consolidated financial statements.

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30.              Non-Arm's Length Transactions. Except for the employment or employment compensation agreements entered into in the ordinary course of business, there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Solitario or any of its subsidiaries) between Solitario or any of its subsidiaries and on the one hand, and any (i) officer or director of Solitario or any of its subsidiaries, (ii) any holder of record or, to the knowledge of Solitario, beneficial owner of five percent or more of the voting securities of Solitario, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

31.              Financial Advisors or Brokers. Other than with respect to the Financial Advisor to Solitario, Solitario has not incurred any obligation or liability, contingent or otherwise, or agreed to pay or reimburse any broker, finder, financial adviser or investment banker, for any brokerage, finder's, advisory or other fee or commission, or for the reimbursement of expenses, in connection with this Agreement, the transactions contemplated hereby or any alternative transaction in relation to Solitario.

32.              Solitario Board Approval. The Solitario Board, at a meeting duly called and held, upon consultation with legal and financial advisors, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Solitario Shareholders vote in favour of the Share Issuance Resolution. Each director and executive officer of Solitario intends to vote all Solitario Shares held by him or her in favour of the Share Issuance Resolution. and has agreed that the news release referred to in Section 2.1(b) may so state and that references to such intention may be made in the Circular and other documents relating to the Arrangement.

33.              Data Room Information. All Solitario Diligence Information provided is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any Solitario Diligence Information is undated, as of the date of its delivery to the data site for purposes of the transactions contemplated by this Agreement. None of the Solitario Diligence Information has been amended except as provided in the Solitario Diligence Information. Additionally, all information provided to Zazu in relation to the Zazu's due diligence requests, including information not provided in the Solitario Diligence Information, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein and has not been amended except as provided to Zazu. Solitario acknowledges that Zazu is relying on all information provided by Solitario to them in entering into this Agreement.

34.              Arrangements with Securityholders. Other than the Solitario Support Agreements, the Convertible Debenture and this Agreement, Solitario does not have any agreement, arrangement or understanding (whether written or oral) with respect to Zazu or any of its securities, businesses or operations, with any shareholder of Zazu, any interested party of Zazu or any related party of any interested party of Zazu, or any joint actor with any such persons (and for this purpose, the terms "interested party", "related party" and "joint actor" will have the meaning ascribed to such terms in MI 61-101).

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35.              Relationships with Customers, Suppliers, Distributors and Sales Representatives. Solitario has not received any written notice that any customer, supplier, service provider, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Solitario or any subsidiary, and, to the knowledge of Solitario, no such action has been threatened.

36.              Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any member of the Solitario Group that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of Solitario or any of its subsidiaries, any acquisition of property by Solitario or any of its subsidiaries, or the conduct of business by Solitario or any of its subsidiaries, as currently conducted (including following the transactions contemplated by this Agreement).

37.              Internal Controls; Disclosure Controls. Management of Solitario has designed a process of internal control over financial reporting (as such term is defined in NI 52-109 and Rule 13a-15(f) under the U.S. Exchange Act) for Solitario providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and has otherwise complied with NI 52-109 and Rule 13a-15 under the U.S. Exchange Act. Since January 1, 2014, neither Solitario nor any director, officer, employee, auditor, accountant or representative of Solitario has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Solitario or its internal accounting controls, including any complaint, allegation, assertion or claim that Solitario has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Solitario Board.

38.              Fairness Opinion. The Solitario Board has received the Solitario Fairness Opinion in oral form from the Solitario Fairness Opinion Provider, which opinion has not been modified, amended, qualified or withdrawn. A true and complete copy of the Solitario Fairness Opinion will be provided by Solitario to Zazu promptly following delivery by the Solitario Fairness Opinion Provider to Solitario.

39.              Full Disclosure. The information and statements contained in this Agreement are true and correct and together with the Solitario Disclosure Record and the Solitario Disclosure Letter, constitute full, true and plain disclosure of all material facts relating to Solitario and its subsidiaries on a consolidated basis, and contain no misrepresentations.